UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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COACH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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516 West 34th Street
New York, NY 10001

September 25, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Coach, Inc., to be held at 9:00 a.m., Eastern time, on November 5, 2009 at the Company’s offices, 516 West 34th Street, New York, New York, 10001.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2009 Annual Meeting of Stockholders and Proxy Statement.

Fiscal 2009 was a year of many milestones, including the initiation of a dividend, which reflects both our financial strength and confidence in Coach’s future. In addition, we acquired our retail businesses in China, providing another platform for growth as the brand gains traction in this important market. With a business model that generates significant cash flow and with essentially no debt, we are in a position to take advantage of growth opportunities, while continuing to return capital to our stockholders. We’re pleased with our full year results, which demonstrated Coach’s strength and resiliency during this extraordinarily weak retail environment, both in the U.S. and in most international markets. We were able to generate very profitable returns and take the necessary actions to cut expenses while continuing to invest prudently for the future. We look forward to seeing you at our 2009 Stockholders Meeting.

It is important that your shares be represented at the 2009 Annual Meeting, regardless of the number of shares you hold or whether you plan to attend the meeting in person. Accordingly, please vote your shares as soon as possible in accordance with the instructions you received. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support.

Sincerely,

Lew Frankfort
Chairman and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

We will hold the 2009 Annual Meeting of Stockholders of Coach, Inc., a Maryland corporation (the “Company” or “Coach”), at the Company’s offices, 516 West 34th Street, New York, New York, 10001, on November 5, 2009, at 9:00 a.m., Eastern time, for the following purposes:

1.	To elect seven Directors of Coach;
2.	To reapprove the performance criteria under the Coach, Inc. 2004 Stock Incentive Plan;
3.	To vote on a stockholder proposal; and
4.	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement. The Board of Directors has fixed the close of business on September 8, 2009 as the record date for the meeting, and only holders of record of common stock at such time will be entitled to notice of or to vote at the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Todd Kahn
Senior Vice President, General Counsel and Secretary

New York, New York
September 25, 2009

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting. Stockholders of record, or beneficial stockholders named as proxies by their stockholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or authorized a proxy to vote online.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled.

516 West 34th Street
New York, NY 10001

PROXY STATEMENT

Annual Meeting of Stockholders of Coach, Inc. to be held on Thursday, November 5, 2009

Some Questions You May Have Regarding This Proxy Statement

Q:	What is the purpose of these materials?
A:	The accompanying proxy is solicited on behalf of the Board of Directors of Coach, Inc., a Maryland corporation (the “Company” or “Coach”). We are providing these proxy materials to you in connection with our Annual Meeting of Stockholders, to be held at the Company’s offices, 516 West 34th Street, New York, NY 10001 on Thursday, November 5, 2009 at 9:00 a.m. Eastern time. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be considered and voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended June 27, 2009 is available to review with this proxy statement. We are mailing notices of Coach’s Annual Meeting and instructions on how to access the proxy statement (or, for those who request it, a hard copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about September 25, 2009.
Q:	What proposals will be voted on at the meeting?
A:	There are three proposals to be considered and voted on at the meeting, which are:
1.	To elect seven Directors of Coach, Inc.;
2.	To reapprove the performance criteria under the 2004 Stock Incentive Plan; and
3.	To vote on a stockholder proposal.

Our Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

Q:	Does the Board of Directors recommend voting in favor of the proposals?
A:	Our Board unanimously recommends that you vote your shares “FOR” proposals 1 and 2 described above and “AGAINST” proposal 3.
Q:	What shares can I vote?
A:	You may vote all of the shares of our common stock that you owned at the close of business on September 8, 2009, the record date.
Q:	What classes of shares are entitled to be voted?
A:	Holders of our common stock are entitled to one vote for each share of stock held by them as of the close of business on the September 8, 2009 record date. On the record date, Coach had 318,432,143 shares of common stock outstanding and entitled to be voted at the meeting.

Q:	What do I need to do now?
A:	Please carefully consider the information contained in this proxy statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for voting on the notice you received for the meeting; if you received paper copies of Coach’s proxy materials, you can respond by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you grant a proxy to vote online or mail in a proxy card, you may still attend the meeting and vote in person; in this case, only your in-person votes will count.
Q:	Do I need to attend the meeting?
A:	No. You may authorize your shares to be voted by following the instructions presented in the notice you received or, if you requested a paper proxy card, by completing, signing and dating your proxy card and returning it in the envelope provided to you.
Q:	What constitutes a quorum, and why is a quorum required?
A:	A quorum is required for the Coach stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.
Q:	What is the voting requirement to approve the proposals?
A:	The seven candidates for election as Directors at the meeting who receive the highest number of affirmative votes will be elected. There are no cumulative voting rights. Proposals 2 and 3 require the affirmative vote of a majority of the votes cast on the proposals.
Q:	What if I don’t vote? What if I abstain? How are broker non-votes counted?
A:	Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote. Abstentions and broker non-votes will have no effect on any of the proposals, because they are not considered votes cast.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You may change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can revoke your proxy by sending written notice to the Secretary of Coach before the meeting. Second, you can authorize online or send the Secretary of Coach a later-dated, signed proxy before the meeting. Third, if you are a holder of record, you can attend the meeting in person and vote. If your shares are held in an account at a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:	Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote (such as the election of Directors) or if you provide instructions on how to vote by following the instructions provided to you by your broker.
Q:	Who will count the votes?
A:	All votes will be tabulated by Broadridge Financial Solutions, the inspector of elections appointed for the meeting.

Q:	Where can I find voting results of the meeting?
A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2010.
Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Coach or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Coach management, as appropriate.
Q:	Who will bear the cost for soliciting votes for the meeting?
A:	The expenses of soliciting proxies to be voted at the meeting will be paid by Coach. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, Coach, upon the request of the record holders, will reimburse these holders for their reasonable expenses.
Q:	Will there be access to the meeting room for persons with disabilities?
A:	Yes. Stockholders with disabilities or requiring special assistance may contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Assistant Secretary, Telephone: (212) 615-2002 for information.
Q:	Whom should I call with other questions?
A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document, please contact: Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: Investor Relations Dept., Telephone: (212) 629-2618.

PROPOSAL 1: ELECTION OF DIRECTORS

Coach’s Directors are elected each year at the Annual Meeting by the stockholders. We do not have staggered elections of our Board members. Seven Directors will be elected at this year’s Annual Meeting. Each Director’s term lasts until the 2010 Annual Meeting of Stockholders and until he or she is succeeded by another Director who has been elected and qualifies. All of the nominees are currently members of Coach’s Board of Directors. Keith Monda, a current Director, is not standing for reelection at the 2009 Annual Meeting; concurrently with the Annual Meeting, the size of Coach’s Board will be reduced to seven Directors.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of Directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a Director. The ages of the nominees are as of August 31, 2009.

Name:	Age	Position with Coach
Lew Frankfort	63	Chairman, Chief Executive Officer and Director
Susan Kropf	60	Director
Gary Loveman	49	Director
Ivan Menezes	50	Director
Irene Miller	57	Director
Michael Murphy	72	Director
Jide Zeitlin	45	Director

Lew Frankfort has been involved with the Coach business for almost 30 years. He has served as Chairman and Chief Executive Officer of Coach since November 1995. He has served as a member of Coach’s Board of Directors since June 1, 2000, the date of incorporation. Mr. Frankfort served as Senior Vice President of Sara Lee Corporation from January 1994 to October 2000. Mr. Frankfort was appointed President and Chief Executive Officer of the Sara Lee Champion, Intimates & Accessories group in January 1994, and held this position through November 1995. From September 1991 through January 1994, Mr. Frankfort held the positions of Executive Vice President, Sara Lee Personal Products and Chief Executive Officer of Sara Lee Accessories. Mr. Frankfort was appointed President of Coach in July 1985, after Sara Lee acquired Coach, and held this position through September 1991. Mr. Frankfort joined Coach in 1979 as Vice President of New Business Development. Prior to joining Coach, Mr. Frankfort held various New York City government management positions and served as Commissioner, New York City Agency for Child Development. He also serves on the Board of Directors of Teach for America, a public-private partnership aimed at eliminating educational inequity in America, and Advanced Assessment Systems LLC (LinkIt!), a provider of online testing, data management and intervention solutions serving the K-12 educational market, and he is a member of the Board of Overseers at Columbia Business School. Mr. Frankfort holds a Bachelor of Arts degree from Hunter College and an M.B.A. degree in Marketing from Columbia University.

Susan Kropf was elected to Coach’s Board of Directors in June 2006. From 2001 to January 2007, Ms. Kropf served as President and Chief Operating Officer of Avon Products, where she had day-to-day oversight of Avon’s worldwide operations. Before that, she was Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations, with responsibility for the company’s North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. Ms. Kropf also serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., Kroger Co. and the Wallace Foundation. Ms. Kropf holds a Bachelor of Arts degree from St. John’s University and an M.B.A. degree in Finance from New York University.

Gary Loveman was elected to Coach’s Board of Directors in January 2002. Mr. Loveman has served as Chairman of Harrah’s Entertainment, Inc. since January 2005 and as its Chief Executive Officer and President since January 2003; he had served as President of Harrah’s since April 2001 and as Chief Operating Officer of Harrah’s since May 1998. He was a member of the three-executive Office of the President of Harrah’s from May 1999 to April 2001 and was Executive Vice President from May 1998 to May 1999. From 1989 to 1998, Mr. Loveman was Associate Professor of Business Administration, Harvard University Graduate School of Business Administration, where his responsibilities included teaching M.B.A. and executive education students, research and publishing in the field of service management, and consulting and advising large service companies. Mr. Loveman also serves as a Director of Harrah’s and Fedex Corporation, on the Board of Trustees at Joslin Diabetes Center in Boston and on the Trust Board at Children’s Hospital Boston. He holds a Bachelor of Arts degree in Economics from Wesleyan University and a Ph.D. in Economics from the Massachusetts Institute of Technology.

Ivan Menezes was elected to Coach’s Board of Directors in February 2005. Mr. Menezes has served as Chairman, Diageo Asia Pacific since October 2008, in addition to his position as President and Chief Executive Officer of Diageo North America, the world’s leading premium drinks company, since January 2004, after having served as its President and Chief Operating Officer from July 2002 and as President of Diageo, Venture Markets since July 2000. Since joining Diageo in 1997 he has held various progressively senior management positions. Before joining Diageo, he held senior marketing positions with Whirlpool Europe in Milan and was a principal with Booz Allen Hamilton, Inc., both in Chicago and in London. Mr. Menezes holds a Bachelor of Arts degree in Economics from St. Stephen’s College, Delhi, a post graduate diploma from the Indian Institute of Management, Ahmedabad and an M.B.A. degree from Northwestern University’s Kellogg School of Management.

Irene Miller was elected to Coach’s Board of Directors in May 2001. Ms. Miller is Chief Executive Officer of Akim, Inc., an investment management and consulting firm, and until June 1997 was Vice Chairman and Chief Financial Officer of Barnes & Noble, Inc., the world’s largest bookseller. She joined Barnes & Noble in 1991, became Chief Financial Officer in 1993 and Vice Chairman in 1995. From 1986 to 1990, Ms. Miller was an investment banker at Morgan Stanley & Co. Incorporated. Ms. Miller also serves as a Director of Barnes & Noble, Inc., Inditex, S.A. and TD Bank Financial Group. Ms. Miller holds a Bachelor of Science degree from the University of Toronto and a Master of Science degree from Cornell University.

Michael Murphy was elected to Coach’s Board of Directors in September 2000. From 1994 to 1997, Mr. Murphy served as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation. Mr. Murphy also served as a Director of Sara Lee from 1979 through October 1997. Mr. Murphy joined Sara Lee in 1979 as Executive Vice President and Chief Financial and Administrative Officer and, from 1993 until 1994, also served as Vice Chairman. Mr. Murphy is also a Director of Civic Federation, Big Shoulders Fund, Chicago Cultural Center Foundation and The Joffrey Ballet. Mr. Murphy holds a Bachelor of Science degree in Business Administration from Boston College and an M.B.A. degree in Finance from the Harvard Business School.

Jide Zeitlin was elected to Coach’s Board of Directors in June 2006. Since December 2005, Mr. Zeitlin has served as founder of Independent Mobile Infrastructure (Pvt.) Limited, a privately held company that is focused on Indian telecommunications infrastructure. From 1996 until December 2005, Mr. Zeitlin was a partner at The Goldman Sachs Group, Inc.; he most recently held the post of Global Chief Operating Officer of the company’s investment banking businesses, after joining the firm in 1983. Mr. Zeitlin is Chairman of the Board of Trustees of Amherst College, serves as a Director of Affiliated Managers Group, Inc. and is a member of several not-for-profit boards, including: Common Ground Community, Doris Duke Charitable Foundation, Milton Academy, Montefiore Medical Center, Playwrights Horizons and Teach for America, as well as the Harvard Business School Dean’s Advisory Committee. Mr. Zeitlin holds an A.B. degree in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE ABOVE NOMINEES FOR DIRECTOR.

Vote Required

Election of each Director requires the affirmative vote of a plurality of the shares of common stock present or represented by proxy and voted at the meeting.

PROPOSAL 2: REAPPROVAL OF THE PERFORMANCE CRITERIA
UNDER THE COACH, INC. 2004 STOCK INCENTIVE PLAN

Our Board is asking stockholders to reapprove the material terms of the performance criteria that may apply to awards under our 2004 Stock Incentive Award Plan (the “2004 Plan”). Coach’s stockholders originally approved this plan at our 2004 annual meeting of stockholders.

Reapproval of the performance criteria is needed under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”), if we are to preserve our ability to take a federal tax deduction for performance awards under the 2004 Plan. Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers of a corporation (other than the chief financial officer). The deduction limit does not apply to “qualified performance-based compensation.” Under our 2004 Plan, the Human Resources Committee of Coach’s Board of Directors (the “HR Committee”) may grant awards to employees designated by the HR Committee as “Section 162(m) Participants” (i.e., employees whose compensation may be subject to the Section 162(m) deduction limitation) that are intended to constitute “qualified performance-based compensation.” In order to qualify as performance-based compensation, the awards must be subject to performance criteria, the material terms of which have been approved by stockholders within five years before the grant date.

Because almost five years have passed since approval of the 2004 Plan, the Board is submitting this proposal to stockholders for reapproval of the material terms of the performance criteria set forth in the 2004 Plan. If stockholders fail to approve the proposal, we will still be able to make awards under the 2004 Plan, but some awards paid to our senior executives would not be deductible, resulting in an additional cost to the Company.

Performance Criteria Under the 2004 Stock Incentive Plan

The 2004 Plan provides that the HR Committee may grant performance awards in its discretion. A performance award is an award that is subject to the attainment of one or more performance targets during a specified period. At the discretion of the HR Committee, performance awards granted under the plan may be designed to qualify as performance-based compensation under Section 162(m). In order for a performance award to qualify under Section 162(m), the HR Committee may select only from the following performance criteria enumerated in the plan (any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group):

•	net earnings (either before or after interest, taxes, depreciation and amortization);
•	economic value-added (as determined by the HR Committee);
•	sales or revenue;
•	net income (either before or after taxes);
•	operating earnings or income;
•	cash flow (including, but not limited to, operating cash flow and free cash flow);
•	funds from operations;
•	cash flow return on capital;
•	return on investment;
•	return on stockholders’ equity;
•	return on assets or net assets
•	return on capital;
•	stockholder returns;
•	return on sales;

•	gross or net profit margin;
•	productivity;
•	expense;
•	margins;
•	operating efficiency;
•	cost reduction or savings;
•	customer satisfaction;
•	working capital;
•	earnings or diluted earnings per share; and
•	price per share of stock, and market share.

The HR Committee, in its discretion, may, within the time prescribed by Section 162(m), adjust or modify the calculation of these Performance Goals for any performance period in order to prevent the dilution or enlargement of the rights of participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions.

Nothing in these terms precludes the HR Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under Section 162(m).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE REAPPROVAL OF THE PERFORMANCE CRITERIA UNDER THE COACH, INC. 2004 STOCK INCENTIVE PLAN.

Vote Required

The reapproval of the performance criteria under the Coach, Inc. 2004 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast at the meeting.

PROPOSAL 3: STOCKHOLDER PROPOSAL REQUESTING FEASIBILITY REPORT

People for the Ethical Treatment of Animals (“PETA”), 501 Front St., Norfolk, VA 23510, claiming beneficial ownership of at least $2,000 worth of common stock, submitted the proposal and statement of support set forth below (which the Company has reproduced as submitted and has not checked for accuracy):

RESOLVED that shareholders request that the Board of Directors produce a report on the feasibility of Coach, Inc., ending its use of animal fur in its products. The report should be produced by April 2010 and should exclude proprietary information.

Statement of Support

Fur is produced in one of two ways — either by farming animals or trapping them. In the wild, steel-jaw traps clamp downs on animals’ legs, often breaking their bones. Some animals, particularly mothers who are desperate to return to their young, will even chew off their own limbs in order to free themselves. Some die from blood loss, infection, or starvation; others freeze to death. Animals often suffer for days before trappers arrive to crush their chests or beat or stomp them to death. Beavers and other animals caught in underwater traps suffocate and drown.

Undercover investigations of fur farms have revealed that animals are confined to cramped outdoor cages and that many animals mutilate themselves or hurl their bodies against the sides of their cages as a result of anxiety-induced psychosis. Workers often bludgeon animals with metal rods or slam them against the ground. One investigation documented that some animals were still alive — breathing and blinking — for as long as 10 minutes after their skin had been peeled off. The investigator documented that one skinned raccoon dog who was lying on a heap of carcasses had enough strength left to lift his skinless head and stare into the camera.

More information is available by watching PETA’s expose of the fur industry — narrated by Tim Gunn, Chief Executive Officer for Liz Claiborne and star of Project Runway — at www.FurIsDead.com.

With the wide variety of high-tech synthetics available for creating luxurious faux furs, today’s fashion designers and retailers can be innovative, distinctive, and highly competitive without using fur. Dozens of companies and designers have gone fur free, such as Polo Ralph Lauren, Stella McCartney, Vivienne Westwood, Comme des Garçons, Calvin Klein, Betsey Johnson, Gap, Inc., Nike, Inc. (Including Cole Haan), and Liz Claiborne, Inc. (Including Juicy Couture and Coach competitor Kate Spade).

Despite the broad industry movement away from using animal fur, the technological advances in producing luxurious synthetics, and the cruelty inherent in fur production, Coach has refused to go fur-free. This is a matter of significant social importance, and understanding the feasibility of Coach joining many other retailers in becoming fur-free would benefit shareholders. Accordingly, shareholders are encouraged to vote in favor of this resolution.

FOR THE REASONS SET FORTH BELOW, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

The Company is a leading American marketer of fine accessories and gifts for women and men and is one of the most recognized brands in the United States and in targeted international markets. The Company’s product offerings include handbags, women’s and men’s accessories, footwear, jewelry, wearables, business cases, sunwear, watches, travel bags and fragrance. In response to our customers’ demands for both fashion and function, Coach offers updated styles and multiple product categories which address an increasing share of our customers’ accessory wardrobe. Coach’s products use a broad range of high quality leathers, fabrics and materials, and an integral part of our business is selecting and retaining various suppliers and selecting the type of products, including the materials to be used in our products, to convey the distinctive perspective and lifestyle associated with the Coach brand. Each product’s design, including the materials used in creating that product, contribute to the appeal of a product and impacts the image associated with our products.

The use of fur or other materials is an aesthetic choice that is the essence of the business of a design and fashion house such as Coach; luxury companies must be able to make free and independent judgments of how best to meet the desires and preferences of their consumers. Management’s ability to make decisions regarding material selection is fundamental to Coach’s branding and operations. The sale or distribution of a particular line of products and services is part of our ordinary business operations. A company’s management and Board of Directors are best situated to make these ordinary business decisions. This proposal constitutes an attempt to second-guess management’s decisions regarding ordinary business issues, micro-manage the affairs of the Company and interfere with the day-to-day conduct of our ordinary business operations.

Coach believes we are in compliance with all applicable laws and regulations relating to the use of fur in our products. We adhere to the same standards that are widely recognized and implemented within our industry. The statements in the proponent’s Statement of Support contain broad generalizations that are not supported by facts. The proposal intends to shock readers’ sensibility with graphically violent descriptions of cruelty to animals, implying that our Company is associated with such unseemly conduct.

THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

Vote Required

This proposal requires the affirmative vote of a majority of the votes cast at the meeting.

MATTERS RELATING TO COACH’S INDEPENDENT AUDITORS

Appointment of Auditors; Attendance at Meeting.  The Audit Committee of Coach’s Board of Directors has selected Deloitte & Touche LLP to audit Coach’s financial statements for the fiscal year ending July 3, 2010. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

Fees For Audit and Other Services.  The aggregate fees for professional services rendered by Deloitte & Touche LLP for the fiscal years ended June 28, 2008 and June 27, 2009 were approximately as follows:

	Fiscal 2008	Fiscal 2009
(1) Audit Fees	$2,053,000	$2,190,000
(2) Audit-Related Fees	80,000	79,000
(3) Tax Fees	6,000	0

(1)	Audit fees include the fees paid for the audit of Coach’s annual financial statements and internal control over financial reporting, as well as the review of quarterly financial statements and assistance with regulatory and statutory filings.
(2)	Audit-related fees include fees for the audits of employee benefit plans and consultation regarding financial accounting/reporting standards.
(3)	Tax fees include fees for tax planning and consulting, tax compliance and preparation of tax returns.

Audit Committee Pre-Approval Policy.  It is the policy of the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent auditors on an individual basis. All of the services described in lines (1) through (3) above were pre-approved by Coach’s Audit Committee on an engagement-by-engagement basis.

The Audit Committee of Coach’s Board of Directors considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held six meetings during fiscal year 2009. In addition to meetings of the full Board, Directors also attended meetings of Board committees. Each of the Directors attended at least 75% of the meetings held of the Board and Board committees on which he or she served during the fiscal year. The Board of Directors has an Audit Committee, a Human Resources Committee (the “HR Committee”) and a Governance and Nominations Committee (the “GN Committee”). All of our outside Directors are invited to attend all committee meetings. The following table shows the current membership of our Board of Directors and these committees.

Board Membership and Committee Roster

Names of Directors	Audit	Human Resources	Governance and Nominations
Lew Frankfort
Susan Kropf	X	X	X
Gary Loveman	X	X	X
Ivan Menezes	X	Chair	X
Irene Miller*	X	X	Chair
Keith Monda**
Michael Murphy	Chair	X	X
Jide Zeitlin	X	X	X

*	Ms. Miller serves as Coach’s Lead Outside Director
**	Mr. Monda is not standing for reelection at the 2009 Annual Meeting

All regular quarterly meetings of our Board of Directors and Board committees include an executive session of our independent Directors without members of management present; our Lead Outside Director presides over executive sessions of the Board of Directors. Our outside Directors and Board committees have authority to retain outside advisors as they deem necessary.

Coach encourages each member of the Board of Directors to attend each annual meeting of the Company’s stockholders, but has not adopted a formal policy with respect to such attendance. All of Coach’s Directors attended the annual meeting of stockholders held in 2008.

The Board of Directors and each committee of the Board of Directors conduct an annual self-evaluation, which includes an evaluation by each Director of the performance of Coach’s Chief Executive Officer and the other Directors. The results of these evaluations are discussed with the Board and committee members once completed.

The Board annually examines the relationships between the Company and each of its Directors. After this examination, the Board has determined in its business judgment that each of the non-management Directors who is standing for reelection at the Annual Meeting has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent as defined in the New York Stock Exchange (NYSE) listing standards. Lew Frankfort is a member of management, and until August 2009, Keith Monda was also a Coach employee; as a result, they are not considered independent Directors.

Audit Committee.  Coach’s Audit Committee is comprised solely of independent Directors and met nine times during fiscal year 2009. The Audit Committee reviews Coach’s auditing, accounting, financial reporting and internal control functions and has sole responsibility for the selection of independent accountants and for pre-approving audit and non-audit services rendered by the independent accountants. In addition, the committee reviews Coach’s accounting principles and financial reporting, as well as the independence of Coach’s independent accountants. In discharging its duties, the Audit Committee:

•	is directly responsible for the appointment, compensation determination and oversight of Coach’s independent accountants;

•	is directly responsible for pre-approving the audit and non-audit services rendered by the independent accountants;
•	provides oversight of, and has authority for selection and evaluation of, Coach’s internal auditors;
•	meets independently with Coach’s internal auditors, its independent accountants and senior management;
•	reviews the general scope of Coach’s accounting, financial reporting, annual audit and internal audit program, matters relating to internal control systems and the results of the annual audit; and
•	reviews with Coach’s Chief Executive Officer and Chief Financial Officer the matters required to be personally certified by such officers in Coach’s public filings and the procedures followed to prepare for such certifications.

Coach’s Board of Directors, in its business judgment, determined that all members of the Audit Committee were “independent” as defined in the NYSE listing standards and that all were “financially literate” under the rules of the exchange. The Board has determined that Michael Murphy, the Chair of the Audit Committee, is an “audit committee financial expert” under federal securities laws. The Audit Committee operates pursuant to a charter approved by the Board of Directors in September 2000 and last revised in November 2006. A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

Human Resources.  Coach’s HR Committee, comprised of Directors who are not members of management, met six times during fiscal year 2009. Coach’s Board of Directors, in its business judgment, determined that all members of the HR Committee were “independent” as defined in the NYSE listing standards. The HR Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the HR Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The HR Committee determines, approves and reports to the Board of Directors on all elements of compensation for Coach’s executive officers and other key executives, including targeted total cash compensation and long-term equity-based incentives, and oversees the administration of various employee benefit plans. The HR Committee is also to perform, or assist the Board in performing, the duties of the Board relating to the annual performance evaluations of the Company’s executive officers.

Governance and Nominations.  Coach’s GN Committee, comprised of Directors who are not members of management, met three times during fiscal year 2009. Coach’s Board of Directors, in its business judgment, determined that all members of the GN Committee were “independent” as defined in the NYSE listing standards. The GN Committee operates pursuant to a charter approved by the Board of Directors in November 2007 (prior to which date the GN Committee’s functions were performed by a combined Human Resources and Governance Committee). A copy of the current charter is available on Coach’s web site, www.coach.com, through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of this charter. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

The GN Committee performs a leadership role in shaping the corporate governance of the Company, and reports to the Board of Directors on matters relating to corporate governance and the identification and nomination of new directors; these duties include succession planning for Company executive positions and conducting annual performance evaluations of the Board and its several committees. The GN Committee will consider all candidates recommended by stockholders in accordance with the timing and other procedures established in Coach’s Bylaws for stockholder nominations. The GN Committee evaluates all candidates in the same manner, regardless of the source of such recommendation, and, subject to provisions in our Bylaws concerning proper notice by stockholders of proposed nominees, will consider all candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in Coach’s proxy statement. Recommendations should be submitted in writing to the Secretary and General Counsel of Coach at 516 West 34th Street, New York, NY 10001. The policy and procedures for considering candidates recommended by stockholders were formally adopted by our Board in May 2004.

Compensation Committee Interlocks and Insider Participation

Coach’s HR Committee makes all compensation decisions regarding the Company’s executive officers. None of Coach’s executive officers serve on the compensation committee or board of directors of any other company of which any member of the HR Committee or the Board of Directors is an executive officer.

Code of Ethics

Coach has adopted a code of ethics, the Coach Global Business Integrity Program. The purpose of the Program is to convey the basic principles of business conduct expected of all Coach officers, employees and directors, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller and other senior financial personnel performing similar functions. We require officers and employees at or above the level of Manager to attend training on the Program and other matters of business ethics. In support of the Program, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including an anonymous toll-free telephone hotline. The Program meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of our Program guide. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Audit Committee Report

The Audit Committee is responsible for overseeing Coach’s accounting and financial reporting principles and policies, financial statements and the independent audit thereof, and Coach’s internal audit controls and procedures. The Audit Committee is also responsible for selecting and evaluating the independence of Coach’s independent auditors and for pre-approving the audit and non-audit services rendered by the independent auditors. Management has the primary responsibility for the financial statements and the reporting process, including Coach’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The Audit Committee reviewed and discussed the audited financial statements with management and Coach’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of Coach’s accounting principles and such other matters as are required to be discussed with the Audit Committee. Coach’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the Audit Committee has discussed with the independent auditors their firm’s independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Coach’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009 that has been filed with the Securities and Exchange Commission.

Audit Committee

Michael Murphy, Chair
Susan Kropf
Gary Loveman
Ivan Menezes
Irene Miller
Jide Zeitlin

Other Corporate Governance Matters

Coach’s Corporate Governance Principles (the “Guidelines”) provide the framework for the governance of Coach. These Guidelines reflect the governance rules for NYSE-listed companies and those contained in the Sarbanes-Oxley Act of 2002. The Board reviews these principles and other aspects of governance periodically. The Guidelines, together with other corporate governance documents of Coach, are posted on our website at www.coach.com through the Corporate Governance page found under “Company Information.” We will provide to any person without charge, upon request, a copy of the Guidelines. You may obtain a copy of this guide by sending a written request to Coach, Inc., 516 West 34th Street, New York, New York 10001, Attention: General Counsel.

Coach has filed with the SEC, as exhibits to its most recently filed Annual Report on Form 10-K, the certifications required by the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosure.

EXECUTIVE OFFICERS

The following table sets forth information regarding each of Coach’s executive officers as of August 31, 2009:

Name:	Age:	Position(1):
Lew Frankfort(2)	63	Chairman, Chief Executive Officer and Director
Jerry Stritzke	49	President, Chief Operating Officer
Reed Krakoff	45	President, Executive Creative Director
Michael Tucci	48	President, North America Retail
Michael F. Devine, III	51	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
Sarah Dunn	49	Senior Vice President, Human Resources
Todd Kahn	45	Senior Vice President, General Counsel and Secretary

(1)	Coach’s Executive Officers serve indefinite terms and may be appointed and removed by Coach’s Board of Directors at any time.
(2)	Information regarding Mr. Frankfort is listed under Proposal 1: Election of Directors

Jerry Stritzke joined Coach as an Executive Officer in March 2008 and was named President and Chief Operating Officer in July 2008. From 1999 through August 2007, Mr. Stritzke held several senior executive positions within the Limited Brands, Inc. organization. During that time, he held the positions of Chief Operating Officer and Co-Leader of Victoria’s Secret, which included Victoria Secret Stores, Victoria’s Secret Direct, Victoria’s Secret Beauty and Pink. He also served as Chief Executive Officer of MAST Industries. He joined Limited Brands in 1999 as Senior Vice President, Operations. From 1993 until 1999, Mr. Stritzke was a consultant with the retail consulting firm of Webb and Shirley. In 1992, he practiced law at Stritzke Law Office, and until then, he was a partner at Best, Sharp, Sheridan & Stritzke after joining them as an associate in 1985. Mr. Stritzke received a Bachelor of Science degree from Oklahoma State University and a Juris Doctor from the University of Oklahoma.

Reed Krakoff was appointed President, Executive Creative Director in September 1999 after joining Coach as Senior Vice President and Executive Creative Director in December 1996. Prior to joining Coach, Mr. Krakoff served as Senior Vice President, Marketing, Design & Communications from January 1993 until December 1996, and as Head Designer, Sportswear from April 1992 until January 1993 at Tommy Hilfiger USA, Inc. From July 1988 through April 1992, Mr. Krakoff served as a Senior Designer in Design and Merchandising for Polo/Ralph Lauren. Mr. Krakoff holds an A.A.S. degree in Fashion Design from Parsons School of Design and a Bachelor of Arts degree in Economics and Art History from Tufts University.

Michael Tucci joined Coach as President, North American Retail, in January 2003. Mr. Tucci joined Coach from Gap, Inc., where he held the position of Executive Vice President, Gap, Inc. Direct from May 2002 until January 2003. He held the position of Executive Vice President of Gap Body from May 2000 until May 2002. From April 1999 to May 2000, Mr. Tucci served as Executive Vice President, Customer Store Experience, Gap Brand. Between May 1996 and April 1999, Mr. Tucci served as Executive Vice President for GAP Kids and Baby Gap. He joined Gap in December 1994 as Vice President of Merchandising for Old Navy. Prior to joining Gap, he served as President of Aeropostale, a specialty store division of Macy’s, which culminated his twelve-year career with the company that included senior buying and merchandising roles. He joined Macy’s Executive Training Program from Trinity College, where he earned a Bachelor of Arts degree in English.

Mike Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007. Prior to Joining Coach, Mr. Devine served as Chief Financial Officer and Vice President — Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation (Nasdaq: DEST)) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc., a Nasdaq-listed industrial store operator. Previously, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of NutriSystem, Inc. Mr. Devine holds a Bachelor of Science degree in Finance and Marketing from Boston College and an M.B.A. degree in Finance from the Wharton School of the University of Pennsylvania.

Sarah Dunn joined Coach as Senior Vice President, Human Resources in July 2008. Prior to joining Coach, Ms. Dunn held several executive positions at Reuters and Thomson Financial. When joining Thomson Financial in 2003, Ms. Dunn was Chief Content Officer, until she was appointed Executive Vice President, Human Resources and Organizational Development in April 2005. She was a member of the TF Executive Committee and also served on the Human Resources Council of the Thomson Corporation. Ms. Dunn is also a Consulting Advisory Board member of Youth, I.N.C. Ms. Dunn holds a Bachelor of Science degree in Human Sciences from University College, London, U.K., and a Masters degree in Information Science from City University, London.

Todd Kahn joined Coach as Senior Vice President, General Counsel and Secretary in January 2008. Prior to joining Coach, from July to September 2007, Mr. Kahn served as President and Chief Operating Officer of Calypso Christian Celle. From January 2004 until July 2007, Mr. Kahn served as Executive Vice President and Chief Operating Officer of Sean John, a private lifestyle apparel company. From August 2001 until December 2003, he was President and Chief Operating Officer of Accessory Network, a private accessory company. Before joining Accessory Network, Mr. Kahn served as President and Chief Operating Officer of InternetCash Corporation, an Internet payment technology company. He served as Executive Vice President and Chief Operating Officer of Salant Corporation, a public apparel company, after joining the company as Vice President and General Counsel in 1993. From 1988 until 1993, Mr. Kahn was a corporate attorney at Fried, Frank, Harris, Shriver and Jacobson in New York. Mr. Kahn received a Bachelor of Science degree from Touro College and a Juris Doctor from Boston University Law School.

COACH STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information, as of August 31, 2009, with respect to the beneficial ownership of Coach’s common stock by each stockholder known to us to be the beneficial owner of more than 5% of our common stock, each Director and Director nominee, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who were serving as executive officers as of June 27, 2009, and all current Directors and executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

In general, “beneficial ownership” includes those shares a Director or executive officer has the power to vote, or the power to transfer, and stock options or other derivative securities that are exercisable currently or become exercisable within 60 days. Where indicated, the beneficial ownership described below includes share unit balances held under Coach’s Stock Incentive Plans and Non-Qualified Deferred Compensation Plan for Outside Directors. The value of share units and share equivalents mirrors the value of Coach’s common stock. The amounts ultimately realized by the Directors will reflect all changes in the market value of Coach common stock from the date of deferral or accrual until the date of payout. The share equivalents do not have voting rights but are credited with dividend equivalents, if any.

Beneficial Owner	Shares Owned	Percent of Class
Lew Frankfort(1)	9,121,370	2.81%
Reed Krakoff(2)	1,753,883	*
Jerry Stritzke(3)	85,118	*
Michael Tucci(4)	929,862	*
Michael F. Devine, III(5)	636,958	*
Susan Kropf(6)	61,343	*
Gary Loveman(7)	98,316	*
Ivan Menezes(8)	73,434	*
Irene Miller(9)	163,211	*
Keith Monda(10)	3,584,227	1.12%
Michael Murphy(11)	189,596	*
Jide Zeitlin(12)	61,158	*
All Directors and Officers as a Group (14 people)(13)	16,811,535	5.09%

*	Less than 1%.
(1)	Includes 5,903,003 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options.
(2)	Includes 1,653,647 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options.
(3)	Includes 68,334 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options.
(4)	Includes 766,334 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options.
(5)	Includes 552,080 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options.
(6)	Includes 53,000 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options and 3,343 restricted stock units that will vest within 60 days of August 31, 2009.

(7)	Includes 81,000 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options, 3,343 restricted stock units that will vest within 60 days of August 31, 2009 and 12,975 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(8)	Includes 51,000 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options, 3,343 restricted stock units that will vest within 60 days of August 31, 2009 and 6,452 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(9)	Includes 151,868 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options 3,343 restricted stock units that will vest within 60 days of August 31, 2009.
(10)	Includes 2,322,537 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options 5,980 restricted stock units that will vest within 60 days of August 31, 2009.
(11)	Includes 140,972 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options 3,343 restricted stock units that will vest within 60 days of August 31, 2009.
(12)	Includes 53,000 shares of common stock that may be purchased within 60 days of August 31, 2009 pursuant to the exercise of options, 3,343 restricted stock units that will vest within 60 days of August 31, 2009 and 4,815 stock equivalents held under the Coach, Inc. Non-Qualified Deferred Compensation Plan for Outside Directors.
(13)	Includes 11,841,776 shares subject to options exercisable within 60 days of August 31, 2009, 26,038 restricted stock units that will vest within 60 days of August 31, 2009 and 24,242 stock equivalents held by our outside Directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to provide you with an explanation of our current compensation program, focused on the compensation paid to our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. Throughout this document, these executives are collectively referred to as the “Named Executive Officers.”

The first part of the discussion summarizes key developments and decisions related to compensation in fiscal year 2009, as well as material decisions already taken that affect fiscal year 2010. The remaining sections provide details on our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding the development of our program and its relationship to how our Named Executive Officers and other key executives are currently compensated.

Key 2009 Developments and Decisions

The following are key developments and decisions since our last proxy statement relating to compensation for our Named Executive Officers, which are described in more detail in the indicated section:

•	The fiscal 2009 financial goals established for our Performance-Based Annual Incentive Plan in August 2008 required a level of performance that we were not able to achieve. Therefore, our Named Executive Officers received no bonus payout for fiscal 2009, except for certain minimum guaranteed payments described in detail below in “Determination of Fiscal Year 2009 Compensation: Annual incentives.”
•	No salary increases will be granted in fiscal 2010, other than for significant increases in responsibility and in emerging markets. As a result, none of the Named Executive Officers have received a salary increase for fiscal 2010. Please see “Determination of Fiscal Year 2009 Compensation: Base salaries” below for details.
•	Mr. Krakoff declined his contractually-guaranteed 5% salary increase for fiscal 2010.
•	We strengthened our executive stock ownership policy and expanded it to cover outside Directors. Detail is provided below in the section “Stock Ownership Policy.”
•	We amended the employment agreements of all of our senior executives, including those of our Chief Executive Officer and the other Named Executive Officers, to bring them into compliance with the requirements of Section 409A of the Code, and the related regulations and other guidance promulgated there under.
•	When our Board of Directors initiated a quarterly dividend payment to our stockholders, we determined that holders of unvested restricted stock units (“RSUs”) would accrue dividend equivalents that will be converted to additional unvested RSUs.
•	Keith Monda retired as President & Chief Operating Officer and was replaced by Jerry Stritzke. Mr. Monda remained as a part time employee until August 31, 2009 and will remain a Director of Coach until November 4, 2009.
•	Effective at the start of fiscal 2010, the executive life insurance program will no longer accumulate a cash value for each participant.

The remainder of this discussion and analysis is divided into the following key sections:

•	Compensation Program Objectives
•	Compensation Program Elements
•	Compensation Decision Making Process
•	Determination of fiscal year 2009 Compensation
•	Performance RSU Granted to CEO

Compensation Program Objectives

Coach’s primary objective is to drive sustained increases in stockholder value through ongoing sales and earnings growth. Our compensation programs are a natural outgrowth of this objective: we strive to deliver a market-competitive level of fixed compensation, with the opportunity for above market compensation when the Company and the individual exceed our performance objectives. More specifically, Coach’s executive compensation program is designed to:

•	reward performance, with variable pay constituting a significant portion of total compensation;
•	support the attainment of Coach’s long and short-term strategic and financial objectives;
•	align executives’ interests with our stockholders’ and encourage ownership of Coach stock by our executives;
•	reward executives for continuous improvement in earnings per share and growth in stockholder value;
•	be competitive with Coach’s peer companies; and
•	enable us to attract and retain talent necessary to grow business.

This Compensation Discussion and Analysis focuses in detail on the programs that cover our Named Executive Officers, all of whom work and are paid in the United States, and more broadly on programs provided to other executives and employees based in the United States. Our programs in other countries vary in some respects related to differences in local competitive practices and regulatory requirements, but the guiding principles listed above continue to apply.

Compensation Program Elements

Executive compensation includes both fixed components (base salary, benefits and executive perquisites) and variable components (annual bonus/incentive, annual stock option and restricted stock unit grants, and a profit sharing contribution to our retirement plan), with the heaviest weight placed on the variable components. Each component is linked to one or more of the strategic objectives listed above. The fixed components of compensation are designed to be competitive, typically at the middle of the market. The variable components are either tied specifically to the achievement of our annual financial objectives, and/or to the value of our stock, and are designed so that above average performance is rewarded with above average rewards.

Base salary

Coach employees are paid a fixed base salary based on the responsibilities of their positions, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to market median salary levels. For all employees of Coach, including our executives, salaries are reviewed annually and salary increases typically take effect in September of each year, unless business circumstances require otherwise. No salary increases will be granted in fiscal 2010, other than for significant increases in responsibility and in emerging markets.

Benefits and other compensation

Our health & welfare benefit program for executives includes a broad-based health insurance plan and executive long-term disability and life insurance programs, again designed to attract and retain executives. The executive disability and life insurance programs are provided to approximately 60 employees titled Vice President or higher, for whom benefit limits within our broad-based plans would result in non-competitive coverage.

We do not have a defined benefit pension plan for our executives or other non-union employees; rather our retirement plan consists of a qualified 401(k) and profit sharing plan (the “Savings and Profit Sharing Plan”) and a non-qualified defined contribution plan (the “Supplemental Retirement Plan”) for all highly-compensated employees affected by the various IRS limits on contributions to qualified retirement plans. Contributions, earnings and account balances in the Supplemental Retirement Plan are detailed in the Non-qualified Deferred Compensation table. We also offer a qualified employee stock purchase plan to all US-based employees who work more than 20 hours per week.

Employees may elect to participate in the Savings and Profit Sharing Plan after completing one year of service. For employees defined as “highly compensated” under the Code, Coach matches 50% of employee contributions up to 6% of compensation contributed. Matching contributions vest at a rate of 20% per year, starting on the first anniversary of the “highly compensated” employee’s start date of service. For employees defined as “non-highly compensated” under the Code, Coach matches 100% of employee contributions up to 3% of compensation contributed, plus 50% of employee contributions up to an additional 2% of compensation contributed. Matching contributions are fully vested for “non-highly compensated” employees. Coach may also elect to make discretionary profit-sharing contributions to all employees who satisfy plan participation requirements. These contributions vest in full on the third anniversary of the employee’s date of hire with the Company.

For employees whose matching contributions and/or discretionary profit sharing contributions in the Savings and Profit Sharing Plan are limited by the Code, Coach also maintains a non-tax-qualified plan, the Supplemental Retirement Plan. Coach contributes to the Supplemental Retirement Plan any matching or profit sharing contributions described above that would be in excess of the limits allowed by the Code for the Savings and Profit Sharing Plan. In the case of matching contributions, if an employee has contributed the maximum amount allowable under the Code into the Savings and Profit Sharing Plan, Coach will contribute into the Supplemental Retirement Plan the difference between the amount matched under the Savings and Profit Sharing Plan and 3% of such employee’s total compensation for the applicable year.

Because our employees lost their eligibility to participate in the Sara Lee Corporation pension plan after our 2001 spin-off from Sara Lee, employees with at least 10 years of service at Coach as of July 1, 2001 received double their contribution percentage if they had reached age 35 by that date or triple their percentage if they had reached age 40 by that date. Effective as of the start of fiscal 2009, the maximum eligible earnings that can be used to determine matching and profit sharing contributions to the Supplemental Retirement Plan was limited to $2 million. Executives whose fiscal 2008 benefits under this program exceeded the new limit will be grandfathered at their fiscal 2008 levels.

We provide a limited number of executive perquisites, chiefly for personal transportation, as we have found this practice to be typical in the retail industry. Our executives are responsible for paying the required taxes on the value of their executive life insurance and transportation benefits. Effective as of the start of fiscal 2009, the maximum executive life insurance benefit is $3 million. Executives whose fiscal 2008 life insurance benefit exceeded the limit are grandfathered at their fiscal 2008 levels. Effective as of the start of fiscal 2010, the life insurance plan will no longer accumulate a cash value for each executive.

Annual incentives

Turning to variable compensation, our annual incentive plan is designed to encourage our executives to exceed our annual financial objectives. The Performance-Based Annual Incentive Plan (the “Annual Incentive Plan”) provides Coach’s senior executives with annual incentive compensation that is tied to achieving pre-established objective performance goals. The HR Committee, each member of which is an “outside director” within the meaning of Section 162(m) of the Code, administers the Annual Incentive Plan. Under the Annual Incentive Plan, each participant is eligible to receive a predetermined maximum annual award if the maximum objective performance levels have been satisfied. For target financial performance, 75% of the maximum incentive is paid. No individual may receive an annual incentive payment exceeding $12.0 million under the Annual Incentive Plan for any fiscal year.

The performance measures used to determine awards under the Annual Incentive Plan are the ones we believe our stockholders value. For fiscal 2009, these were operating income, diluted earnings per share, operating cash flow, and net sales. Each year we set our financial measures, targets and bonus payout schedules with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan as well as to macroeconomic conditions. Actual payments are made in cash to all participants within two and one-half months after the end of our fiscal year, based on the degree to which the objectives have been achieved, as certified and approved by the HR Committee. Details of our fiscal 2009 goals and results are provided below in the section titled “Determination of Fiscal Year 2009 Compensation: Annual Incentives.”

Adjustment or recovery of awards

The Company has not created a policy to recover any incentive payments if the relevant performance measures and financial targets on which they were based are restated or otherwise adjusted in a manner that would reduce the size of a payment already made. The Company would review such a situation, if and when it arose.

However, under Section 304 of the Sarbanes-Oxley Act, if the Company were required to restate its financial results due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer could be required to reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the twelve months following the first public issuance or filing with the SEC of the non-complying document and (2) any profits realized from the sale of securities of the Company during those twelve months.

Long term incentives

Long term incentives represent a significant proportion of compensation at Coach, and are designed to reward participants the way stockholders are rewarded: through growth in the value of Coach’s common stock. At the end of fiscal 2009, over 900 Coach employees were eligible to receive an annual long-term incentive award in the form of stock options and/or restricted stock units. Since 2006, Coach has offered an “equity choice” program, under which eligible employees may elect to receive their annual long-term incentive in the form of stock options, RSUs or a combination of the two. Under this program, the ratio of stock options to RSUs is set so that the accounting expense of the award is approximately equal. This choice is not available to our executive officers, who receive a combination of stock options and RSUs, with the amount of each determined based on their role in the organization and with the heavier weight on stock options. In all cases, the purpose of the grants is to align executives with the interests of our stockholders, reward employees for enhancing stockholder value, encourage retention and provide a means to increase ownership of Coach common stock. We also grant RSUs on a selective basis as part of new hire agreements, to encourage retention or to reward extraordinary individual results.

All awards are made under the terms and conditions of the 2000 and 2004 Stock Incentive Plans. All awards are made on pre-determined dates, with the bulk of the awards made on the date of the HR Committee’s regularly scheduled August meeting, at the same time that salary increases and bonus payments are approved. New hire, promotion and other special grants to Coach employees are made on the first business day of the fiscal month following the relevant event.

An agreement documenting each grant includes specific provisions relating to the executive’s termination. Our stock option grants have always contained a financial penalty (which extends for a period beyond the exercise of the options) for executives who violate our non-competition and/or non-solicitation rules or who violate other business standards established by the Company. The same provision applies to all RSUs granted after February 2007. Special rules accelerating vesting apply to terminations due to death or permanent disability, a business closing or a change in control, and vesting may continue in the case of a qualified retirement (unless otherwise specified in the applicable grant agreement) or following an involuntary termination of employment under some circumstances.

Stock options

Stock option grants typically carry a term of ten years, and most awards vest in one-third increments over three years, with the exception of special awards made in new hire agreements or employment contracts, as described below for our Named Executive Officers in “Employment Agreements.” The grant (or exercise) price is defined in our plans as the average of the high and low price on the date of grant, an approach which we believe mitigates the higher volatility typically associated with using the closing price. The only exception to this practice applies to restoration stock options.

Historically, to assist and encourage ownership, we used restoration stock options (more commonly known as “reloads”) as a feature within our stock option program. Restoration stock options encourage executives to own shares of Coach’s stock for purposes of exercising their stock options. Restoration stock options were granted when executives used shares they had held for at least six months as payment of the purchase price upon exercise of their stock options. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options’ grant price is equal to the market value of Coach’s common stock on the date and time the restoration stock option is issued. Although the program was successful in driving executives to increase their ownership of Coach common stock, as a cost saving measure it was eliminated on stock option grants made beginning in July 2003 (other than for restoration stock options resulting from grants originally made prior to July 2003).

Restricted Stock Units (RSUs)

Since their primary purpose is to encourage executive retention, RSUs granted annually to our Named Executive Officers vest in full three years after the grant date. RSUs granted more broadly have a variety of vesting and termination provisions, depending on the underlying purpose of the grant. RSUs granted under the “equity choice” program described above vest in one-third increments over three years, consistent with the stock options granted to employees under this program.

Stock ownership policy

We believe that our executives should have a meaningful stake in Coach. During fiscal 2009, we revised our stock ownership program for Operating Group members (the “Operating Group” consists of the Company’s seven executive officers plus the Company’s six other most senior officers). Under the program, each executive is expected to accumulate the lower of a fixed number of Coach shares (ranging from 20,000 to 250,000) and Coach shares valued at one to five times his or her annual salary, with ownership targets increasing with the level of responsibility. The expected ownership is the lower of 250,000 shares and five times base salary for our CEO, and the lower of 50,000 and two times salary or the lower of 100,000 shares and three times salary for our other Named Executive Officers. We expect the required level of ownership to be reached within five years of the program’s inception, or, if later, the date they were appointed to their position. Ownership includes shares owned, shares held in Coach’s Savings & Profit Sharing Plan and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the date of this proxy statement, the CEO and three of the other four Named Executive Officers have achieved the desired level of ownership. The Named Executive Officer who has not yet achieved the desired level of ownership joined the company in fiscal 2008.

Coach employees are prohibited from trading in Coach stock during certain prescribed blackout periods, typically beginning two weeks prior to the end of each fiscal quarter and ending two days after the public release of our quarterly earnings announcement. Coach employees are also prohibited from engaging in short sales, buying or selling derivative securities and other similar hedging activities related to Coach stock.

Executive employment contracts

We believe that employment contracts can be an effective retention tool for senior executives in our industry. To that end, our Board and the HR Committee have entered into agreements with most of our Named Executive Officers, the terms of which are described in more detail under “Employment Agreements” below. Each agreement details severance payments to be made in the event of various termination situations and includes protections for Coach in the form of non-competition and non-solicitation provisions, stock compensation clawbacks and the requirement that the executive sign a release to receive the severance. An estimate of the payments that would have been due in the event of termination at the end of fiscal 2009 is displayed in the section titled “Potential Payments Upon Termination.”

Tax deductibility of compensation

Section 162(m) of the Code limits the tax deductibility of certain compensation paid to Named Executive Officers. This provision disallows the deductibility of certain compensation to our Named Executive Officers in excess of $1 million per year unless it is considered performance-based compensation under the Code. We generally endeavor to pay compensation to our executives that is tax deductible to Coach under Section 162(m) of the Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of Coach and its stockholders. We believe that all stock options, performance-based RSUs and annual bonuses under our Annual Incentive Plan granted to our Named Executive Officers qualify as performance-based compensation under Section 162(m) but that service-based RSUs and guaranteed bonuses granted to them do not.

Compensation Decision Making Process

Roles and responsibilities

The responsibility for executive compensation at Coach is shared by the HR Committee and management. The HR Committee’s responsibilities include the approval and oversight of compensation and benefit program administration for Coach’s Named Executive Officers, as well as all other senior executives within Coach’s Operating Group. The HR Committee reviews and approves the Company’s annual and long-term incentive compensation programs, including performance goals, as well as significant changes in the design of employee benefits programs. The HR Committee periodically engages and uses the services of independent executive compensation and benefits consulting firms to assist in fulfilling its responsibilities. In fiscal 2009, the HR Committee retained the firm of Semler Brossy Consulting Group, LLC to provide an assessment of possible approaches to CEO compensation. The following companies, which represent specialty fashion and high performing retailers with whom we compete for executive talent, were included:

Abercrombie & Fitch	Guess	Starbucks
American Eagle Outfitters	Kohl’s	Talbots
Ann Taylor Stores	Limited Brands	Tiffany & Company
Chicos FAS	Liz Claiborne	Urban Outfitters
Estee Lauder	Polo Ralph Lauren	Williams-Sonoma
Gap

The Chief Executive Officer and Senior Vice President of Human Resources work with the HR Committee’s Chair to set meeting agendas, and the Senior Vice President of Human Resources prepares information for each HR Committee meeting. Those executives, as well as the Chief Operating Officer and Senior Vice President of Compensation & Benefits, typically attend HR Committee meetings to present information on the Company and the competitive environment for talent, discuss compensation and benefits policies and provide technical advice. The Chief Executive Officer is responsible for reviewing the performance of the Operating Group members and recommending changes in their compensation to the HR Committee for its approval. The HR Committee determines and approves changes in the Chief Executive Officer’s compensation based on its own review of his performance. Management annually provides the HR Committee with exhibits detailing all elements of compensation over the past several years, as well as detailed termination payment charts for its use in evaluating the appropriateness of executive compensation. Actual pay earned by our executives in prior years from annual incentives and long-term incentive compensation is reviewed but is not specifically taken into account by the HR Committee in making the current year’s compensation decisions, because it reflects pay for past performance.

Recommendations to change an executive’s base salary and/or maximum annual bonus opportunity are based on various factors, including the judgment of our Chief Executive Officer and the HR Committee. We consider the responsibilities of their positions and any changes to those responsibilities, the skills and experience required for the job, their individual performance, business performance, labor market conditions and by reference to the median salary levels paid by our peer group. Salary increases and annual bonus changes are considered annually and are based on both financial and non-financial results achieved by Coach and the executive during the preceding fiscal year. All changes are subject to HR Committee approval.

The number of stock options and RSUs granted to an individual executive each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Adjustments may also be made based on changes in the executive’s performance, changes in the competitive marketplace, the financial accounting expense of the grant to Coach or other factors. The Chief Executive Officer and the HR Committee also review the same factors described in the previous paragraph in determining whether a change in the value to be delivered in the form of stock options or RSUs is appropriate.

Determination of Fiscal Year 2009 Compensation

Base salaries

Annual salary rates in effect during fiscal 2009 for our Named Executive Officers are listed below. These salaries were set by the HR Committee in August 2008 based upon Coach’s performance during fiscal year 2008. Salary increases take effect on September 1 each year, unless otherwise noted below.

Named Executive Officer	6/29/2008 Annual Salary Rate	Increase		6/26/2009 Annual Salary Rate
Lew Frankfort	$1,167,400	$46,700		$1,214,100
Michael F. Devine, III	555,000	25,000		580,000
Reed Krakoff	2,345,000	155,000	(1)	2,500,000
Jerry Stritzke	850,000	50,000		900,000
Michael Tucci	748,000	102,000	(1)	850,000

(1)	These salary increases were determined according to the terms of the Employment Agreements approved by the HR Committee for Mr. Krakoff on March 11, 2008 and for Mr. Tucci on August 5, 2008. Mr. Krakoff’s increase took effect at the start of fiscal year 2009 per the terms of his Agreement.

As previously noted, in May 2009 Coach’s CEO recommended, and the HR Committee approved, that no salary increases would be granted in fiscal 2010, other than for significant increases in responsibility and in emerging markets. None of the executive officers received a salary increase for fiscal 2010, including Mr. Krakoff, who declined his contractually-guaranteed 5% salary increase for fiscal 2010.

Annual incentives

Consistent with the description of our compensation programs above, each of our Named Executive Officers was eligible for an award for fiscal 2009 under Coach’s Performance-Based Annual Incentive Plan. Each executive in such positions will again be eligible to receive such an award for fiscal 2010.

At the beginning of fiscal 2009, the HR Committee set specific goals in four measures of company-wide performance for Annual Incentive Plan purposes. Each measure accounts for a fixed portion of each executive’s maximum achievable award. Each performance goal is set with reference to Coach’s performance in the prior fiscal year, adjusted for expected changes in the current year. Achieving the “target” award level shown below for each performance measure would entitle the executive to receive 75% of the maximum award for that measure; achieving the “maximum” award level shown below would entitle the executive to receive 100% of the maximum award for that measure. If performance does not exceed the “threshold” award level shown below, there is no award for that measure. For fiscal 2009, the Company-wide performance measures, associated weights, and results against which awards were paid were as follows:

Measure of Company Performance	Needed to Achieve Threshold Award	Needed to Achieve Target Award	Needed to Achieve Maximum Award	Weight	Result
Operating Income (millions)(1)	$1,185.8	$1,237.0	$1,260.5	40%	$1,000.3
Diluted Earnings Per Share(1)	$2.16	$2.25	$2.30	25%	$1.84
Free Cash Flow (millions)	$633.5	$665.2	$679.7	25%	$607.8
Net Sales (millions)	$3,339.8	$3,606.1	$3,651.9	10%	$3,230.5

(1)	Results reflect actual amounts reported in accordance with GAAP, adjusted for the impact of all stock buyback activity on interest income and share count, as well as various non-recurring items.

The next table shows the percentage of base salary that each Named Executive Officer would have received for fiscal 2009 under the plan if the Company had achieved the “maximum award” level shown above for each of these performance measures, as well as the actual percentage of base salary received based on the above results. The maximum plan award levels are set with reference to market data, internal equity and our executive contracts, and are approved each year by the HR Committee. The Company’s reported fiscal year 2009 financial results, as certified by the HR Committee, resulted in no payout for financial performance, therefore none of the Named Executive Officers was paid an award for 2009 performance, except for an award guaranteed to Mr. Stritzke in his offer letter. Certain executives and employees who are not executive officers were eligible to, and did, receive a portion of their bonus based on their individual performance or on the performance of their business unit.

Named Executive Officer	Maximum Plan Award (as % of Base Salary)	Actual Plan Award (as % of Base Salary)
Lew Frankfort	200	0
Michael F. Devine, III	100	0
Reed Krakoff(1)	200	0
Jerry Stritzke(2)	100	50
Michael Tucci	125	0

(1)	Under his employment agreement, Mr. Krakoff was also entitled to receive an additional performance-based bonus of up to $1,867,500 based on the achievement of these same targets; based on the Company’s actual performance, Mr. Krakoff received 0% of this amount. He also received an additional fixed annual retention bonus under his employment agreement of $1,095,000 and the second portion ($3,500,000) of his March 2008 contract extension signing bonus. See “Employment Agreements” below for a description of these additional bonuses.
(2)	Pursuant to the terms of Mr. Stritzke’s offer letter, which was approved by the HR Committee at the time of his hire in 2008, Mr. Stritzke was guaranteed to receive 50% of his fiscal 2009 maximum annual bonus, which amounted to $445,833.

2009 Long term incentives

On August 5, 2008, our Chief Executive Officer was granted a stock option to purchase 525,000 shares of Coach common stock at $26.21 per share, which was the average of the high and low price on that date. This grant was subject to Coach’s normal three-year graded vesting schedule. In addition, he also received a grant of 30,500 RSUs on that date, which will vest in full and be issued to Mr. Frankfort as shares of Coach common stock, net of any shares withheld for income taxes, on August 5, 2011. The size of these grants was determined by the HR Committee, with reference to the value of prior years’ grants and the price of Coach’s stock at the time of the grant, and to Mr. Frankfort’s performance. Grants to the other Named Executive Officers are displayed in the Grants of Plan Based Awards Table and were determined using the same approach.

2009 Retirement plan contributions

During fiscal 2009, contributions were made to our Savings & Profit Sharing Plan and Supplemental Retirement Plan for each Named Executive Officer consistent with those plans’ rules, which apply to all employees eligible for those plans. The Company contribution to the Profit Sharing Plan for fiscal 2009 was set by the HR Committee at 3% of eligible compensation, considering the Company’s financial performance during the year. All amounts are displayed in a footnote to the Summary Compensation Table.

2010 Long-Term Incentive Compensation: Performance RSU Granted to CEO

On August 6, 2009, in addition to our normal annual grants of stock options and service-based RSUs, the HR Committee authorized a four-year, performance-based share award for our CEO. This award was granted to provide continuity of strong leadership at a pivotal time for the Company, given the evolving retail environment and the Company’s significant growth opportunities. It is intended to extend his tenure as CEO for an additional two years beyond the end of his current contract, which is set to expire on August 22, 2011 (see “Employment Agreements” below for more information).

The performance-based award is comprised of restricted stock units having a total fair market value as of the respective grant dates of $10,000,000, assuming performance of the Company against specified performance goals (determined by the HR Committee) at “target” levels. The actual award value may range from 0 – 133% of target, depending on the Company’s level of achievement of these performance measures and goals over the stated periods. The award will vest in full on June 29, 2013, subject to Mr. Frankfort’s continued employment and the achievement of these goals.

The award is not included in the section below titled “Potential Payments on Termination or Change in Control” since it was granted after the end of fiscal 2009. Should Mr. Frankfort’s employment be terminated prior to the end of fiscal 2013, this award would be forfeited except in the following circumstances:

•	On death or disability, a portion of the award will vest based on completed performance periods. Additional portions may vest subject to the HR Committee’s discretion;
•	On termination without Cause or for Good Reason (as defined in the award agreement), the award will continue to vest in accordance with its terms and conditions, subject to the Company’s actual performance results; and
•	On termination without Cause or for Good Reason in conjunction with a Change in Control (as defined in the award agreement), vesting would accelerate.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on our reviews and discussion with management, the HR Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Human Resources Committee
Ivan Menezes, Chair
Susan Kropf
Gary Loveman
Irene Miller
Michael Murphy
Jide Zeitlin

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Lew Frankfort, Chairman and Chief Executive Officer	2009	1,206,317	0	796,032	5,092,595	0	0	420,150	7,515,094
	2008	1,159,917	0	1,088,219	5,445,780	1,609,964	0	346,156	9,650,036
	2007	1,108,958	0	1,248,061	4,914,249	2,217,917	0	398,635	9,887,820
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	2009	575,833	0	661,188	946,001	0	0	123,392	2,306,414
	2008	550,833	0	475,300	905,562	382,278	0	91,779	2,405,752
	2007	525,000	0	356,389	1,725,720	472,500	0	92,465	3,172,074
Reed Krakoff, President, Executive Creative Director	2009	2,500,000	4,595,000	597,549	9,532,972	0	0	675,336	17,900,857
	2008	2,300,359	5,000,000	784,778	9,533,853	4,128,432	0	607,529	22,354,951
	2007	2,101,667	1,500,000	905,478	8,249,701	4,652,500	0	572,615	17,981,961
Jerry Stritzke, President and Chief Operating Officer(7)	2009	891,667	0	454,206	536,635	445,833	0	232,993	2,561,334
	2008	250,640	0	83,347	84,539	173,944	0	37,248	629,718
Michael Tucci, President, North America Retail Division	2009	833,000	0	1,535,206	2,221,240	0	0	162,124	4,751,570
	2008	736,667	0	939,590	1,786,877	573,348	0	130,508	4,166,990
	2007	675,000	0	912,554	2,378,105	843,750	0	135,864	4,945,273

(1)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in fiscal years 2009, 2008 and 2007.
(2)	Bonus amounts reflect non-performance based guaranteed cash payments to Mr. Krakoff for fiscal years 2009, 2008 and 2007. Mr. Krakoff’s bonus is pursuant to the terms of his employment agreement, which is described below under “Employment Agreements.”
(3)	Reflects the dollar amount of all stock awards and stock options recognized for financial reporting purposes with respect to fiscal years 2009, 2008 and 2007 in accordance with FAS 123(R). The dollar amount recognized is computed under FAS 123(R), applying the same valuation model and assumptions used for financial reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions. The weighted-average assumptions used in calculating the FAS 123(R) grant date fair value of all awards are shown below:

	Fiscal Year Ended
	FY09	FY08	FY07	FY06	FY05
Expected Term (years)	3.0	2.6	2.2	2.6	1.4
Expected Volatility	44.7%	32.9%	29.9%	35.0%	29.2%
Risk-free Interest Rate	2.7%	4.2%	4.9%	4.2%	2.6%
Dividend Yield	0.0%	0.0%	0.0%	0.0%	0.0%
(4)	Amounts in this column reflect compensation earned under the Performance-Based Annual Incentive Plan for fiscal years 2009, 2008 and 2007. The Plan and the amounts are described in detail in the “Compensation Program Elements – annual incentives” and “Compensation Decision Making – annual incentives” sections of the “Compensation Discussion & Analysis.”
(5)	Coach does not have a tax-qualified defined benefit pension plan for its non-union employees. These executives are eligible for company contributions to a non-qualified Supplemental Retirement Plan; these contributions earn a market rate of interest so the interest earned is not included in this table. Please refer to the “Non-Qualified Deferred Compensation Table” for details.

(6)	“All Other Compensation” includes transportation benefits, reimbursement for Mr. Stritzke’s relocation expenses, and company contributions to our Savings & Profit Sharing Plan and Supplemental Retirement Plan, supplemental life insurance premiums, the values of which are set forth in the table below for fiscal years 2009, 2008 and 2007.

Name & Principal Position	Year	Transportation Benefit(a) ($)	Company Contributions to Qualified Defined Contribution Plans ($)	Company Contributions to Non-Qualified Defined Contribution Plans ($)	Life Insurance Premiums ($)	Other(b) ($)
Lew Frankfort, Chairman and Chief Executive Officer	2009	0	27,600	310,354	82,196	0
	2008	0	20,250	283,755	42,151	0
	2007	0	26,400	338,476	33,759	0
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	2009	43,383	13,800	43,687	22,522	0
	2008	42,020	11,250	15,967	22,542	0
	2007	34,613	13,200	40,292	4,360	0
Reed Krakoff, President, Executive Creative Director	2009	111,980	13,800	493,300	56,256	0
	2008	128,690	11,250	411,333	56,256	0
	2007	88,675	13,200	430,638	40,102	0
Jerry Stritzke, President and Chief Operating Officer	2009	48,000	11,400	2,100	2,347	169,146
	2008	14,574	0	0	0	22,674
Michael Tucci, President, North America Retail Division	2009	48,000	13,800	70,581	29,743	0
	2008	48,000	11,250	67,771	3,487	0
	2007	42,523	13,200	75,136	5,005	0

(a)	For Messrs. Devine, Stritzke and Tucci, reflects a cash transportation allowance. For Mr. Krakoff, reflects his personal usage of a company-leased car and driver, pursuant to the terms of his Employment Agreement. Each Named Executive Officer pays the taxes on these benefits.
(b)	For fiscal year 2009, reflects reimbursement to Mr. Stritzke of relocation expenses of $126,418, plus $42,728 of associated income taxes paid by Coach; for fiscal year 2008, reflects reimbursement to Mr. Stritzke of relocation expenses of $16,196, plus $6,478 of associated income taxes paid by Coach. The reimbursements and tax gross-ups provided to Mr. Stritzke were consistent the Company’s Relocation Policy for Vice President’s and above.
(7)	Mr. Stritzke was hired and appointed an Executive Officer on March 17, 2008. Therefore, only amounts earned for fiscal years 2008 and 2009 are disclosed and fiscal year 2008 represents a partial year.

GRANTS OF PLAN-BASED AWARDS

Fiscal 2009

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(2) ($/Share)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards(3)
Name & Principal Position	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lew Frankfort, Chairman and Chief Executive Officer	Annual incentive		$0	$1,809,475	$2,412,634
	Annual stock option grant	8/5/2008					525,000	$26.21	$26.74	$4,323,282
	Annual RSU grant	8/5/2008				30,500				$799,405
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	Annual incentive		$0	$431,875	$575,833
	Annual stock option grant	8/5/2008					81,000	$26.21	$26.74	$667,021
	Annual RSU grant	8/5/2008				11,400				$298,794
	Special RSU grant(4)	8/5/2008				38,200				$1,001,222
Reed Krakoff, President, Executive Creative Director	Annual incentive		$0	$3,751,788	$5,002,385
	Employment Agreement incentive		$0	$1,400,625	$1,867,500
	Annual stock option grant	8/5/2008					750,000	$26.21	$26.74	$6,176,118
	Annual RSU grant	8/5/2008				22,900				$600,209
Jerry Stritzke, President and Chief Operating Officer	Annual incentive		$0	$668,750	$891,667
	Annual stock option grant	8/5/2008					80,000	$26.21	$26.74	$658,786
	Annual RSU grant	8/5/2008				15,300				$401,013
Michael Tucci, President, North America Retail Division	Annual incentive		$0	$780,937	$1,041,250
	Annual stock option grant	8/5/2008					161,000	$26.21	$26.74	$1,325,807
	Annual RSU grant	8/5/2008				22,900				$600,209
	Employment Agreement stock option grant(4)	8/5/2008					238,459	$26.21	$26.74	$2,651,224
	Employment Agreement RSU grant(4)	8/5/2008				143,075				$3,749,996

(1)	This column represents possible fiscal 2009 payouts under the Performance-Based Annual Incentive Plan. Amounts actually earned are displayed in the Summary Compensation Table. As discussed above under “Compensation Discussion and Analysis — Determination of FY2009 Compensation,” no incentive was paid for fiscal 2009 with the exception of a guaranteed amount paid to Mr. Stritzke under his offer letter.
(2)	The exercise price for stock option grants is the average of the high and low stock price on the date of grant.
(3)	The amounts reported represent the full grant date fair value of all stock and option awards granted to Named Executive Officers in fiscal 2009 calculated in accordance with FAS 123(R). For restricted share unit awards, grant date fair value is calculated using the average of the high and low closing price of Coach common stock on the grant date, and for stock options, grant date fair value is calculated using the Black-Scholes value as of the grant date. The assumptions used in calculating the FAS 123(R) grant date fair value of these awards are described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009, which is available at www.coach.com.
(4)	In August 2008, The HR Committee approved a special RSU grant to Mr. Devine and an Employment Agreement stock option and RSU grant to Mr. Tucci.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

Name & Principal Position	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Grant Date	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Restricted Stock Unit Grant Date	Market Value of Shares or Units of Stock that Have Not Vested(a) ($)
Lew Frankfort, Chairman and Chief Executive Officer	62,484	(1)	0		12/12/2005	34.94	8/26/2009
	20,705	(1)	0		12/13/2005	34.14	8/26/2009
	97,311	(1)	0		12/9/2005	34.85	8/26/2009
	626,974	(1)	0		12/12/2005	34.94	10/4/2010
	158,402	(1)	0		12/13/2005	34.14	10/4/2010
	171,180	(1)	0		12/9/2005	34.85	10/4/2010
	267,589	(1)	0		12/9/2005	34.85	8/9/2011
	463,946	(1)	0		12/13/2005	34.14	8/9/2011
	214,303	(1)	0		12/9/2005	34.85	8/7/2012
	190,698	(1)	0		12/12/2005	34.94	8/7/2012
	269,507	(1)	0		12/8/2005	35.14	8/7/2012
	888,888	(2)	0		7/1/2003	12.49	7/1/2013
	373,334	(3)	0		8/6/2003	12.88	8/6/2013
	840,000	(3)	0		8/11/2004	18.85	8/11/2014
	420,000	(3)	0		8/10/2005	34.84	8/10/2015
	0		532,717	(4)	8/22/2005	32.37	8/22/2015
	326,668	(3)	163,332	(3)	8/9/2006	29.85	8/9/2016	26,800(b)	8/9/2006	721,724
	110,001	(3)	219,999	(3)	8/9/2007	45.13	8/9/2017	17,700(b)	8/9/2007	476,661
	0		525,000	(3)	8/5/2008	26.21	8/5/2018	30,500(b)	8/5/2008	821,365
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	82,042	(1)	0		11/15/2006	42.28	12/3/2011
	241	(1)	0		11/16/2006	41.93	8/7/2012
	3,162	(1)	0		11/16/2006	42.14	8/7/2012
	32,531	(1)	0		11/16/2006	42.26	8/7/2012
	21,662	(1)	0		11/16/2006	42.29	8/7/2012
	23,534	(1)	0		11/16/2006	42.44	8/7/2012
	53,332	(3)	0		8/6/2003	12.88	8/6/2013
	80,000	(3)	0		8/11/2004	18.85	8/11/2014
	65,000	(3)	0		8/10/2005	34.84	8/10/2015
	27,287	(5)	109,148	(5)	11/8/2005	34.12	11/8/2015	30,481(c)	11/8/2005	820,853
	50,000	(3)	25,000	(3)	8/9/2006	29.85	8/9/2016	3,190(b)	2/9/2007	85,907
	17,001	(3)	33,999	(3)	8/9/2007	45.13	8/9/2017	6,600(b)	8/9/2007	177,738
	0		81,000	(3)	8/5/2008	26.21	8/5/2018	11,400(b)	8/5/2008	307,002
							38,200(d)	8/5/2008	1,028,726
Reed Krakoff, President, Executive Creative Director	200,000	(3)	0		8/10/2005	34.84	8/10/2015
	0		1,686,581	(4)	8/22/2005	32.37	8/22/2015
	233,334	(3)	233,332	(3)	8/9/2006	29.85	8/9/2016	20,100(b)	8/9/2006	541,293
	157,667	(3)	315,333	(3)	8/9/2007	45.13	8/9/2017	13,300(b)	8/9/2007	358,169
	0		750,000	(3)	8/5/2008	26.21	8/5/2018	22,900(b)	8/5/2008	616,697
Jerry Stritzke, President and Chief Operating Officer	41,667	(3)	83,333	(3)	3/31/2008	29.75	3/31/2018	33,619(b)	3/31/2008	905,360
	0		80,000	(3)	8/5/2008	26.21	8/5/2018	15,300(b)	8/5/2008	412,029

Michael Tucci, President, North America Retail Division	79,707	(1)	0		2/6/2006	36.13	1/6/2013
	7,167	(1)	0		2/1/2007	46.59	1/6/2013
	147,564	(1)	0		2/1/2007	46.63	1/6/2013
	75,000	(3)	0		8/11/2004	18.85	8/11/2014
	112,500	(3)	0		8/10/2005	34.84	8/10/2015
	50,531	(5)	202,127	(5)	11/8/2005	34.12	11/8/2015	58,617(c)	11/8/2005	1,578,556
	87,334	(3)	43,666	(3)	8/9/2006	29.85	8/9/2016	10,100(b)	8/9/2006	271,993
	29,334	(3)	58,666	(3)	8/9/2007	45.13	8/9/2017	6,600(b)	8/9/2007	177,738
	0		161,000	(3)	8/5/2008	26.21	8/5/2018	22,900(b)	8/5/2008	616,697
	0		238,459	(6)	8/5/2008	26.21	8/5/2018	143,075(e)	8/5/2008	3,853,010

(1)	Restoration Stock Option: Vested 100% 6 months after date of grant.

(2)	Employment Agreement Grant: Vested 30% on 7/01/2007 and 70% on 7/1/2008.
(3)	Annual Grant: Vests 33.3% each year beginning 1 year from date of grant.
(4)	Employment Agreement Grant: Vested 25% on 8/22/2009 and vests 25% on 8/22/2010 and 50% on 8/22/2011.
(5)	Employment Agreement Grant: Vested 20% on 6/30/2008 and 20% on 6/30/2009 and vests 60% on 6/30/2010.
(6)	Employment Agreement Grant: Vests 20% on 7/2/2011, 20% on 6/30/2012 and 60% on 6/29/2013.
(a)	The market value of the stock awards is based on the closing price per share of Coach’s stock as of June 26th, 2009, which was $26.93.
(b)	Annual Grant: Vests 100% three years from date of grant.
(c)	Employment Agreement Grant: Vested 20% on 6/30/2008 and 20% on 6/30/2009 and vests 60% on 6/30/2010.
(d)	Special Grant: Vests 100% on 6/29/2013
(e)	Employment Agreement Grant: Vests 20% on 7/2/2011, 20% on 6/30/2012 and 60% on 6/29/2013.

2009 Option Exercises and Stock Vested

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting(4) ($)
Lew Frankfort, Chairman and Chief Executive Officer	0	0	139,728	4,009,009
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	0	0	7,620	224,638
Reed Krakoff, President, Executive Creative Director	400,000	6,404,000	92,236	2,646,532
Jerry Stritzke, President and Chief Operating Officer	0	0	0	0
Michael Tucci, President, North America Retail Division	0	0	23,254	679,250

(1)	283,199 shares were sold to cover the cost and taxes for Mr. Krakoff’s stock option exercise.
(2)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(3)	63,305 shares were withheld to cover the taxes related to Mr. Frankfort’s RSU vesting; 2,576 shares withheld to cover the taxes related to Mr. Devine’s RSU vesting; 44,090 shares withheld to cover the taxes related to Mr. Krakoff’s RSU vesting; 7,861 shares withheld to cover the taxes related to Mr. Tucci’s RSU vesting.
(4)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested and do not represent the FAS 123(R) expense of the grants to Coach.

2009 Non-Qualified Deferred Compensation

Name & Principal Position	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Lew Frankfort, Chairman and Chief Executive Officer	—	310,354	116,797	—	2,621,357
Michael F. Devine, III, Executive Vice President and Chief Financial Officer	—	43,687	10,620	—	253,749
Reed Krakoff, President, Executive Creative Director	—	493,300	106,098	—	2,593,798
Jerry Stritzke, President and Chief Operating Officer	—	2,100	0	—	2,100
Michael Tucci, President, North America Retail Division	—	70,581	15,822	—	383,868

(1)	Amounts shown in this table arise solely from employer contributions into Coach’s Supplemental Retirement Plan, which does not accept employee contributions.
(2)	All contributions shown are also reported as compensation for fiscal 2009 in the Summary Compensation Table.
(3)	The Supplemental Retirement Plan is an unfunded, non tax-qualified plan. Coach makes contributions to the accounts of participants (including its named executive officers) to the extent that the Code limits company contributions to their Coach Savings and Profit Sharing Plan accounts to less than: (a) 3% of the employee’s total cash compensation for Rule 401(k) “matching contributions” plus (b) the percentage of employees’ total cash contribution the company elects to make as a “profit sharing contribution” for each year (which was 3% for fiscal 2009); Mr. Frankfort receives an additional 200% of such profit sharing contributions into the Supplemental Retirement Plan each year because of his age and years of service with Coach. Interest is credited to participants’ account balances twice yearly, at a rate set annually equal to the New York prime rate in effect each January 1. The rate in effect as of January 1, 2009 is 3.25%.
(4)	Includes Aggregate Earnings and Registrant Contributions earned in the last fiscal year. Vested account balances are paid out six months after a participant’s termination.

EMPLOYMENT AGREEMENTS

On June 1, 2003, Coach entered into five-year employment agreements with Lew Frankfort, Reed Krakoff and Keith Monda; on August 22, 2005, Coach extended these agreements for an additional three-year period, and on March 11, 2008, Coach extended Mr. Krakoff’s agreement for a further three-year period. On November 8, 2005, Coach entered into five-year employment agreements with Michael Tucci and Michael F. Devine, III; on August 5, 2008, the Company entered into an extension of Mr. Tucci’s agreement for an additional three-year period. These agreements were designed to retain Coach’s top management through at least the dates defined in each agreement, while tying management’s compensation to company performance. The agreements and the extensions were approved by the HR Committee of Coach’s Board of Directors (or its predecessor committee). Effective July 4, 2008, Mr. Monda retired from his position as Coach’s President and Chief Operating Officer. On that date, Mr. Monda’s existing employment agreement with the Company was terminated, and the Company entered into a Transition Employment Agreement with him. Mr. Monda’s agreement provided that he would remain as a part-time employee of the Company from July 5, 2008 until August 31, 2009. As of September 1, 2009, Mr. Monda became a non-employee director of Coach and will receive the same cash retainer as other non-employee directors until the expiration of his term on November 4, 2009. During calendar year 2008, all of the executives’ employment agreements were also amended to comply with Section 409A of the Code; except as otherwise described below, these amendments did not make any changes to the principal compensation terms of the agreements.

The following tables summarize the compensation payable to each executive under his current employment agreement (and, in the case of Mr. Monda, under the Transition Employment Agreement described above). Except as described below, all compensation and vesting of equity securities is subject to the executive’s continued employment with Coach as of the dates shown. All stock options expire on the tenth anniversary of the grant date. On August 4, 2009, Mr. Frankfort received a long-term performance-based RSU grant, which was not made pursuant to his employment agreement and is described above under “2010 Long-Term Incentive Compensation: Performance RSU Granted to CEO.”

The performance-based bonus amounts shown in the tables below are the maximum amounts that each executive could receive pursuant to his agreement based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code. Subject to certain exceptions, if an executive is terminated by the Company without “Cause” or resigns his employment for “Good Reason” (as defined below), he would remain eligible to continue to receive these bonuses after the termination date.

Lew Frankfort

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$1,000,000, beginning September 2005
Base Salary at end of fiscal year 2009:	$1,214,100
Maximum Bonus per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year
2003 Agreement Stock Option Grant:	Options to purchase 888,888 shares at an exercise price of $12.49 per share	266,664 vested July 1, 2007; 622,224 vested July 1, 2008; options expire July 1, 2013
2003 Agreement RSU Grant:	166,752 RSUs	50,024 vested July 1, 2007; 116,728 vested July 1, 2008
2005 Extension Stock Option Grant:	Options to purchase 532,717 shares at an exercise price of $32.37 per share	133,180 vested August 22, 2009; 133,180 will vest August 22, 2010; 266,537 will vest August 22, 2011; Options expire August 22, 2015

Reed Krakoff

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$2,500,000, beginning June 29, 2008
Base Salary at end of fiscal year 2009:	$2,500,000
Maximum Bonus per Coach’s Performance-Based Annual Incentive Plan:	200% of annual base salary actually paid during fiscal year
Fixed Contract Bonuses:	$1,500,000 paid July 1, 2007; $1,500,000 paid July 1, 2008; $1,095,000 paid July 1, 2009; $1,095,000 payable July 1, 2010 $2,190,000 payable July 1, 2011; $1,101,475 payable June 30, 2012; $1,101,475 payable June 29, 2013; $3,202,950 payable June 28, 2014
2008 Extension Signing Bonus:*	$3,500,000 paid June 28, 2008; $3,500,000 paid June 26, 2009; $3,000,000 payable July 3, 2010
Performance-Based Contract Bonuses (actual amounts paid or maximum amounts payable in future)	$2,500,000 paid for fiscal year 2008;
$0 paid for fiscal year 2009; $1,867,500 for fiscal year 2010; $3,735,000 for fiscal year 2011; $2,188,000 for fiscal year 2012; $2,188,000 for fiscal year 2013; $4,376,000 for fiscal year 2014
2003 Agreement Stock Option Grant:	Options to purchase 800,000 shares at an exercise price of $12.49 per share	200,000 vested July 1, 2006; 200,000 vested July 1, 2007; 400,000 vested July 1, 2008; options expire July 1, 2013
2003 Agreement RSU Grant:	150,076 RSUs	37,520 vested July 1, 2006 37,520 vested July 1, 2007; 75,036 vested July 1, 2008
2005 Extension Stock Option Grant:	Options to purchase 1,686,581 shares at an exercise price of $32.37 per share	421,646 vested August 22, 2009; 421,646 will vest August 22, 2010; 843,289 will vest August 22, 2011; Options expire August 22, 2015

*	If, prior to July 2, 2011, Mr. Krakoff is terminated by the Company for “Cause” (as defined below) or resigns his employment with the Company other than for “Good Reason” (as defined below), he would be required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 3, 2011 and ending on June 28, 2014, he is terminated for Cause or resigns his employment other than for Good Reason, he would be required to repay a portion of these bonuses equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1,092.

Keith Monda
(Transition Employment Agreement)

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:*	$14,819 per month, for period from July 5, 2008 through August 31, 2009	N/A

*	See “Transition Employment Agreement and Retirement of Keith Monda” below for a further description of this agreement. Under his Transition Employment Agreement, Mr. Monda received a salary for his services (beginning July 5, 2008) of $14,819 per month. Under his agreement, Mr. Monda did not receive a cash bonus or any new equity compensation awards. Because Mr. Monda met the age and service criteria for retirement under the Company’s retirement policy, his existing unvested equity awards (other than those awarded pursuant to his prior employment agreement, which were cancelled as of July 4, 2008 in connection with his retirement as Chief Operating Officer) will continue to vest and remain exercisable in accordance with their original terms. Mr. Monda will vest in a portion of unvested RSUs, based on the portion of the vesting period during which he remained employed by the Company. Mr. Monda also remained eligible for Company-provided benefits during the period of his part-time employment. These benefits included the Company’s group medical, dental, vision and executive life insurance plans and his leased automobile, as well as continuation in the Company’s group medical insurance until he reaches Medicare eligibility. Mr. Monda’s Agreement contains certain standard restrictive covenants, including obligations not to compete with the Company or solicit any Company employee to leave his/her employment, through August 10, 2010.

Michael Tucci

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$850,000, beginning September 2008
Base Salary at end of fiscal year 2009:	$850,000
Maximum Bonus per Coach’s Performance-Based Annual Incentive Plan:	125% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 252,658 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% will vest June 30, 2010 Options expire November 8, 2015
2005 Agreement RSU Grant:	73,721 RSUs	20% vested June 30, 2008; 20% vested June 30, 2009; 60% will vest June 30, 2010
2008 Extension Stock Option Grant:	Options to purchase 238,459 shares at an exercise price of $26.21 per share	20% will vest July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013 Options expire August 5, 2018
2008 Extension RSU Grant:	143,075 RSUs	20% will vest July 2, 2011; 20% will vest June 30, 2012; 60% will vest June 29, 2013

Michael F. Devine, III

Item of Compensation:	Amount:	Vesting and Expiration Schedule for Options and RSUs:
Initial Base Salary per Agreement:	$500,000, beginning September 2005
Base Salary at end of fiscal year 2009:	$580,000
Maximum Bonus per Coach’s Performance-Based Annual Incentive Plan:	100% of annual base salary actually paid during fiscal year
2005 Agreement Stock Option Grant:	Options to purchase 136,435 shares at an exercise price of $34.12 per share	20% vested June 30, 2008; 20% vested June 30, 2009; 60% will vest June 30, 2010 Options expire November 8, 2015
2005 Agreement RSU Grant:	38,101 RSUs	20% vested June 30, 2008; 20% vested June 30, 2009; 60% will vest June 30, 2010

If an executive’s employment agreement is terminated by Coach without Cause, or by the executive for Good Reason, then the executive will be entitled to receive severance payments equal to 12 months’ (for Mr. Krakoff, Mr. Tucci and Mr. Devine) or 24 months’ (for Mr. Frankfort) annual base salary plus 75% of maximum annual bonus, as well as a pro-rated annual bonus for the year of termination, subject to certain exceptions described in the Agreements, payable in equal monthly installments between six and 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine) or six and 24 months (for Mr. Frankfort) from the executive’s termination date. In addition, if the executive’s employment is terminated without Cause or for Good Reason, all unvested stock options and restricted stock units would continue to become vested on the dates described above and the stock options will remain exercisable for the remainder of the 10-year term. If the termination occurs within six months before or 12 months after a change of control of 20% or more of the combined voting power of the Company, then the options and restricted stock units granted in connection with the employment agreement will become fully vested immediately prior to such termination and will remain vested for the remainder of their 10-year term. Finally, if the executive’s employment is terminated without Cause or for Good Reason, Coach will continue to provide the executive with specified health and welfare benefits for 12 months (for Mr. Krakoff, Mr. Tucci and Mr. Devine) or 24 months (for Mr. Frankfort) after the executive’s termination. The foregoing does not apply to Mr. Monda’s Transition Employment Agreement, which does not contain comparable provisions.

The Company has “Cause” to terminate an executive under his employment agreement upon: (i) the executive’s failure to attempt in good faith to substantially perform his duties (other than any such failure resulting from the executive’s physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the executive’s failure to attempt in good faith to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (iii) the executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, material misconduct or misappropriation having a material adverse impact on the Company); (iv) the executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the executive’s duties and responsibilities; or (v) the executive’s willful commission at any time of any act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof), having a material adverse impact on the Company.

An executive has “Good Reason” to resign his employment upon the occurrence of any of the following: (i) failure of the Company to continue the executive in the position stated in his agreement (or any other position not less senior to such position); (ii) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; (iii) relocation of the Company’s executive offices more than 50 miles outside of New York, New York or relocation of executive away from the executive offices; (iv) failure of the Company to timely make any material payment or provide any material benefit under the agreement or the Company’s material reduction of any compensation, equity or benefits that the executive is eligible to receive under the Agreement; or (v) the Company’s material breach of the agreement; provided, however, that an executive may not resign his employment for Good Reason unless: (x) the executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period; and, provided, further, that executive may resign his employment for Good Reason if in connection with any Change in Control (as defined in the agreement) the surviving entity does not assume the agreement (or, with the written consent of the executive, substitute a substantially identical agreement) with respect to the executive in writing delivered to the executive prior to, or as soon as reasonably practicable following, the occurrence of such Change in Control.

The agreements contain covenants that prohibit the executives from competing with the business of Coach, soliciting Coach’s employees, vendors or wholesale customers, disclosing Coach’s confidential information or violating Coach’s intellectual property rights during their employment with us and for a period of 12 months (for Mr. Krakoff, Mr. Tucci, Mr. Devine) or 24 months (for Mr. Frankfort) afterward. If an executive violates these covenants, he will forfeit any remaining unexercised stock options, unvested restricted stock units, cash payments and health and welfare benefits under his agreement. In addition, he may be required to forfeit any gains on stock options or restricted stock units granted in connection with his employment agreement that the executive realized during a period of 12 months (for Mr. Krakoff, Mr. Tucci, Mr. Devine) or 24 months (for Mr. Frankfort) prior to violating these covenants; in addition, Mr. Krakoff may be required to repay any retention bonuses that he received during such 12-month period. Mr. Monda is also subject to these same restrictions pursuant to his Transition Employment Agreement until August 10, 2010.

Transition Employment Agreement and Retirement of Keith Monda

Effective July 4, 2008, Keith Monda retired from his position as Coach’s President and Chief Operating Officer. On that date, Mr. Monda’s existing employment agreement with the Company was terminated, and the Company entered into a Transition Employment Agreement with him. Mr. Monda’s agreement provided that he would remain as a part-time employee of the Company until August 31, 2009 and is more fully described under “Employment Agreements” above. The value of Mr. Monda’s transition employment agreement and retirement benefits is displayed below.

Compensation Component	Description	Estimated Value(1)
Base salary		$207,466
Bonuses (performance-based and other)	Not eligible	$0
Contract unvested stock options	Forfeited	$0
Annual unvested RSUs	Vesting continues during part time employment	$830,342
Annual unvested stock options	Vesting and exercisability continue until original expiration date	$0
Continuation of employee benefits and perquisites	Medical & dental insurance, executive life and long-term disability insurance; automobile lease	$107,028
Total		$1,144,836

(1)	RSU and stock option valuations assume a stock price of $26.93 per share, the closing price of our common stock on June 26, 2009. The value shown for continuation of employee benefits and perquisites reflect the actual costs incurred during fiscal 2009, as well as the expected future costs of each program to the Company as of July 1, 2009. These costs may change.

Potential Payments on Termination or Change in Control

The tables below reflect the amount of compensation that would be owed to each of our Named Executive Officers in the event of termination of each executive’s employment. The amounts shown assume that the termination was effective as of June 27, 2009, and thus include amounts earned through such time as well as estimates of the amounts which would be paid out to the executives due to their termination. The actual amounts to be paid out can only be determined at the time of an executive’s actual separation from the Company.

Payments Made Upon Termination

Regardless of the reason for a Named Executive Officer’s termination of employment, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	unused vacation pay (this would amount to a maximum of 20 days of base salary and is not displayed in each executive’s chart);
•	any vested balance in the Company’s qualified and non-qualified retirement plans;
•	the ability to convert his individual life insurance and/or individual long-term disability insurance at his own expense; and
•	the ability to exercise vested stock options for a limited period of time.

In the event a Named Executive Officer dies or is terminated due to disability, the executive or his beneficiary would receive benefits under the Company’s life insurance or long-term disability plan, as appropriate.

Treatment of Long-Term Incentives Upon Termination

In general, the regular stock option and RSU grants made to our Named Executive Officers are treated as follows in the event of termination or a change-in-control:

Reason for Termination	Treatment of Stock Options	Treatment of Unvested RSUs
Voluntary (e.g., resignation without “Good Reason”, as defined above under “Employment Agreements”)	Unvested options forfeit; vested options remain exercisable for 90 days	Forfeit
Retirement	Vesting and exercisability of unvested options continue for the remainder of the outstanding ten-year term; exercisability of vested options continues for the remainder of the ten-year term	A pro-rata portion may vest at the discretion of the HR Committee
Severance Event (e.g., resignation with “Good Reason” or termination without “Cause”, as defined above under “Employment Agreements”)	Vesting of unvested options continues for the duration of the severance period; exercisability of vested options continues for 90 days following the end of the severance period	According to the terms of the Employment Agreements in place with Messrs. Frankfort, Krakoff, Tucci & Devine, vesting of unvested RSUs continues for the duration of the severance period. For Mr. Stritzke, a pro-rata portion may vest at the discretion of the HR Committee
Death or Long-Term Disability	Vesting of unvested options is accelerated; the estate (or the executive) may exercise the options for a period of five years	A pro-rata portion may vest at the discretion of the HR Committee
Change-in-Control	Vesting of unvested options is accelerated; exercisability continues for the remainder of the ten-year term	Vesting of unvested RSUs is accelerated
Cause (as defined above under “Employment Agreements”)	Vested and unexercised and unvested options forfeit; gains realized in six months prior to termination must be repaid	Forfeit; gains realized in six months prior to termination must be repaid

As described above under “Employment Agreements,” the long-term incentives granted to our Named Executive Officers as part of those agreements have modified treatment in some situations, consistent with the objective of the contracts to support the retention of the executive through the duration of the contract. Although each Named Executive Officer’s contract includes a provision allowing for tax gross up in the event separation benefits trigger an excise tax under Section 280G of the Code, the benefits shown would not be expected to trigger the excise tax and so there is no value to the benefit in this estimate.

The figures in the following tables reflect the specific terms and conditions for each executive, and were calculated using the following assumptions:

•	Long-term incentive categories reflect the intrinsic value of unvested stock options and RSUs whose vesting is accelerated or continued due to the termination, assuming a closing price of our common stock on June 26, 2009 of $26.93, the last trading day before the assumed termination date.
•	The HR Committee does not exercise its discretion to allow pro-rata vesting of RSUs as described above.
•	Based on his age and service, Mr. Frankfort is eligible to retire and receive the special benefits associated with retirement related to stock option vesting described above.
•	The values shown for continuation of benefits and perquisite reflect the cost of each program to the Company as of July 1, 2009. These costs may change annually.
•	The “Total” row represents a sum of all estimated payments in the column excluding “Disability Benefits,” which are reflected as a monthly payment made by the insurance company that provides the benefit.

Lew Frankfort

Incremental Benefits Due to Termination Event	Termination by Board with Cause	Resignation by the Executive without Good Reason(1)	Termination by the Board without Cause	Resignation by the Executive with Good Reason	Termination due to Change-in- Control	Termination due to Executive’s Death or Disability	Termination due to Executive’s Retirement
Total	$5,141,202	$5,850,256	$12,629,802	$12,960,855	$15,260,641	$10,948,463	$5,850,256
Salary Continuation	0	0	2,428,200	2,428,200	2,428,200	0	0
Benefit and Perquisite Continuation	0	0	80,183	80,183	80,183	0	0
Short Term Incentive	0	0	3,642,300	3,642,300	5,451,775	1,809,475	0
Annual Long Term Incentives
Unvested Stock Options	0	378,000	378,000	378,000	378,000	378,000	378,000
Unvested Restricted Stock Units	0	0	1,198,385	1,198,385	2,019,750	0	0
Contract Long Term Incentives
Unvested Stock Options	0	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	0	0	0	0	0
Retirement Plan Distribution	4,902,734	5,233,788	4,902,734	5,233,788	4,902,734	5,233,788	5,233,788
Life Insurance Benefits(2)	238,468	238,468	0	0	0	3,502,200	238,468
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Resignation without good reason is similar to a voluntary resignation, and means a termination of employment by the executive for a reason other than “Good Reason” as defined above under “Employment Agreements.” The executive’s unvested regular stock options continue vesting in this termination situation because he is eligible to retire, as defined by the terms of our regular stock option agreements, and as described above. His unvested contract stock options and performance RSU, however, are forfeited if the termination occurs prior to the end of the relevant contract or vesting date, as would be the case in this example.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/27/2009. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/27/2009.

Mike Devine

Incremental Benefits Due to Termination Event	Termination by Board with Cause	Resignation by the Executive without Good Reason	Termination by the Board without Cause	Resignation by the Executive with Good Reason	Termination due to Change-in- Control	Termination due to Executive’s Death or Disability	Termination due to Executive’s Retirement(1)
Total	$470,189	$470,189	$2,429,387	$2,429,387	$4,413,219	$2,730,787	$0
Salary Continuation	0	0	580,000	580,000	580,000	0
Benefit and Perquisite Continuation			62,793	62,793	62,793	0
Short Term Incentive	0	0	435,000	435,000	866,875	431,875
Annual Long Term Incentives
Unvested Stock Options	0	0	19,829	19,829	58,320	58,320
Unvested Restricted Stock Units	0	0	85,907	85,907	1,599,373	0
Contract Long Term Incentives
Unvested Stock Options	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	820,853	820,853	820,853	0
Retirement Plan Distribution	425,005	425,005	425,005	425,005	425,005	475,592	0
Life Insurance Benefits(2)	45,184	45,184	0	0	0	1,740,000	0
Disability Benefits(3)	0	0	0	0	0	25,000	0

(1)	Mr. Devine is not eligible to retire.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/27/2009. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/27/2009.

Reed Krakoff

Incremental Benefits Due to Termination Event	Termination by Board with Cause	Resignation by the Executive without Good Reason	Termination by the Board without Cause	Resignation by the Executive with Good Reason	Termination due to Change-in- Control	Termination due to Executive’s Death or Disability	Termination due to Executive’s Retirement(1)
Total	$2,659,131	$2,659,131	$33,039,434	$33,039,434	$38,122,489	$14,212,220	$0
Salary Continuation	0	0	2,500,000	2,500,000	2,500,000	0
Benefit and Perquisite Continuation	0	0	127,534	127,534	127,534	0
Short Term Incentive	0	0	3,750,000	3,750,000	7,501,788	3,751,788
Contract Short Term Incentive(2)	0	0	23,551,775	23,551,775	23,551,775	0
Annual Long Term Incentives
Unvested Stock Options	0	0	183,600	183,600	540,000	540,000
Unvested Restricted Stock Units	0	0	541,293	541,293	1,516,159	0
Contract Long Term Incentives
Unvested Stock Options	0	0	0	0	0	0
Unvested Restricted Stock Units	0	0	0	0	0	0
Retirement Plan Distribution	2,385,232	2,385,232	2,385,232	2,385,232	2,385,232	2,885,432
Life Insurance Benefits(3)	273,899	273,899	0	0	0	7,035,000
Disability Benefits(4)	0	0	0	0	0	25,000

(1)	Mr. Krakoff is not eligible to retire.
(2)	Calculated based on “Target” financial performance on the remaining performance-based retention bonuses (target = 75% of maximum); also assumes a Change in Control does not result in a material change to the bonus program.
(3)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/27/2009. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(4)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/27/2009.

Jerry Stritzke

Incremental Benefits Due to Termination Event	Termination by Board with Cause	Resignation by the Executive without Good Reason(1)	Termination by the Board without Cause	Resignation by the Executive with Good Reason	Termination due to Change-in- Control	Termination due to Executive’s Death or Disability	Termination due to Executive’s Retirement
Total	$13,699	$13,699	$940,690	$940,690	$2,296,095	$3,247,603	$0
Salary Continuation	0	0	900,000	900,000	900,000	0
Benefit and Perquisite Continuation	0	0	10,936	10,936	10,936	0
Short Term Incentive	0	0	0	0	0	445,833
Annual Long Term Incentives
Unvested Stock Options	0	0	19,584	19,584	57,600	57,600
Unvested Restricted Stock Units	0	0	0	0	1,317,389	0
Contract Long Term Incentives
Unvested Stock Options
Unvested Restricted Stock Units
Retirement Plan Distribution	10,170	10,170	10,170	10,170	10,170	19,170
Life Insurance Benefits(2)	3,529	3,529	0	0	0	2,700,000
Disability Benefits(3)	0	0	0	0	0	25,000

(1)	Mr. Stritzke is not eligible to retire.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/27/2009. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/27/2009.

Mike Tucci

Incremental Benefits Due to Termination Event	Termination by Board with Cause	Resignation by the Executive without Good Reason	Termination by the Board without Cause	Resignation by the Executive with Good Reason	Termination due to Change-in- Control	Termination due to Executive’s Death or Disability	Termination due to Executive’s Retirement(1)
Total	$479,459	$479,459	$8,077,695	$8,077,695	$9,729,575	$3,992,572	$0
Salary Continuation	0	0	850,000	850,000	850,000	0
Benefit and Perquisite Continuation	0	0	65,424	65,424	65,424	0
Short Term Incentive	0	0	796,875	796,875	1,577,812	780,937
Annual Long Term Incentives
Unvested Stock Options	0	0	39,413	39,413	115,920	115,920
Unvested Restricted Stock Units	0	0	271,993	271,993	1,066,428	0
Contract Long Term Incentives
Unvested Stock Options	0	0	171,690	171,690	171,690	0
Unvested Restricted Stock Units	0	0	5,431,566	5,431,566	5,431,566	0
Retirement Plan Distribution	450,734	450,734	450,734	450,734	450,734	528,215
Life Insurance Benefits(2)	28,725	28,725	0	0	0	2,550,000
Disability Benefits(3)	0	0	0	0	0	17,500

(1)	Mr. Tucci is not eligible to retire.
(2)	In cases other than the executive’s death, reflects the cash surrender value of the individual life insurance policy as of 6/27/2009. In the case of the executive’s death, the death benefit payable to the executive’s estate is shown.
(3)	In the event of termination due to the executive’s long-term disability, reflects the monthly disability benefit payable to the executive under the insurance policy as of 6/27/2009. Because Mr. Tucci waived participation in one component of the policy, his monthly benefit is lower than the other named executive officers’.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of June 27, 2009 with respect to the shares of Coach. common stock that may be issued under our equity compensation plans:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants or Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Comp Plans
Equity compensation plans approved by security holders	33,869,993	(1)	$29.12	(2)	17,676,578
Equity Compensation plans not approved by security holders	27,862		$19.27		34,611
Total	33,897,855				17,711,189

(1)	Includes 2,583,003 RSUs, which do not have an exercise price.
(2)	Includes weighted average exercise price for stock options only.

Director Compensation

Directors who are Coach employees receive no additional compensation for their services as Directors. Compensation for Coach’s outside Directors (i.e., Directors who are not Coach employees) is recommended by the HR Committee and approved by the Board of Directors. Compensation for each Director consists of an annual cash retainer, which varies based on each Director’s role on the Board, and annual grants of stock options and RSUs made on the date of Coach’s annual meeting of stockholders. As with options granted to our executives, the number of stock options and RSUs granted each year is designed to deliver relatively consistent value on a year to year basis, so the number is therefore adjusted each year based primarily on changes in Coach’s stock price. Options granted to outside Directors prior to the 2008 Annual Meeting of Stockholders vested six months after the date of grant, subject to the Director’s continued service on the Board, and expire ten years after the date of grant. Options and RSUs granted on and after the 2008 Annual Meeting of Stockholders vest on the earlier of the next Annual Meeting of Stockholders or the one year anniversary of the date of grant. Upon joining the Coach Board, each new outside Director receives a grant of options and RSUs with approximately the same value as the annual grant made at the time of the stockholders meeting.

In addition, Coach’s outside Directors may elect to defer part or all of their annual cash retainer or RSU vesting under Coach’s 2000 Non-Qualified Deferred Compensation Plan for Outside Directors. Deferred amounts may be invested in a stock equivalent account or in an interest-bearing account (for cash retainer only).

Coach’s outside directors receive the following cash compensation:

Base annual retainer:	$60,000
Audit Committee Chair annual retainer:	$30,000
HR Committee Chair annual retainer:	$30,000
GN Committee Chair annual retainer:	$20,000
Lead Outside Director annual retainer:	$30,000

The annual equity grant to our outside Directors is fixed at a FAS123(R) expense of approximately $150,000, with approximately 50% of the value of the award made in the form of stock options and approximately 50% made in the form of RSUs. These awards will vest in full on the earlier of the Company’s next annual meeting or one year from the date of grant, subject to the Director’s continued service at that time. Each new outside Director will continue to receive a grant of options and RSUs with approximately the same value as these annual grants upon joining the Board.

Stock ownership policy

During fiscal 2009, Coach instituted a stock ownership policy for outside Directors. Under the policy, each Director is expected to accumulate the lower of 7,200 Coach shares or Coach shares valued at three times the base annual retainer. Management expects the required level of ownership to be reached within three years of the program’s inception, or, if later, the date they were appointed to their board. Ownership includes shares owned, shares held in Coach’s outside Director deferred compensation plan, and shares equivalent to the after-tax gain on vested, unexercised, in-the-money stock options. As of the printing of this proxy, four of our six outside directors have achieved the desired level of ownership.

Compensation earned in fiscal 2009 for each outside Director is detailed below.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan Kropf	2009	60,000	43,409	60,992	—			164,401
Gary Loveman	2009	60,000	43,409	60,992	—			164,401
Ivan Menezes(1)	2009	90,000	43,409	60,992	—			194,401
Irene Miller(2)	2009	110,000	43,409	60,992	—			214,401
Keith Monda(4)	2009	185,815	—	—	—		73,815	259,630
Michael Murphy(1)	2009	90,000	43,409	60,992	—			194,401
Jide Zeitlin	2009	60,000	43,409	60,992	—			164,401

(1)	“Fees Earned or Paid in Cash” includes $60,000 annual cash retainer and $30,000 committee chair retainer
(2)	“Fees Earned or Paid in Cash” includes $60,000 annual cash retainer, $20,000 committee chair retainer and $30,000 lead outside director retainer
(3)	Reflects the dollar amount of all stock and option awards recognized for financial reporting purposes with respect to fiscal year 2009, in accordance with FAS 123(R). The dollar amount recognized is computed under FAS 123(R), applying the same valuation model and assumptions used for financial reporting purposes, disregarding the estimate of forfeitures related to service-based vesting conditions. The assumptions used in calculating the FAS 123(R) grant-date fair value of these awards are described in the Company’s Annual report on Form 10-K for the fiscal year ended June 27, 2009, which is available on www.coach.com. The total grant-date fair value for the stock options granted to each Director on October 30, 2008 was $90,616, of which $60,992 was recognized in fiscal 2009. The total grant-date fair value for restricted share unit awards granted to each Director on October 30, 2008 was $64,494, of which $43,409 was recognized in fiscal 2009. As of June 27, 2009, the aggregate number of stock option awards (i.e., the number of underlying shares) held by each outside director were: Susan Kropf, 53,000; Gary Loveman, 81,000; Ivan Menezes, 51,000; Irene Miller, 151,868; Michael Murphy, 140,972; Jide Zeitlin, 53,000. The number of restricted share unit awards held by each outside director was 3,343.

(4)	Compensation shown was paid to Mr. Monda pursuant to a Transition Employment Agreement, which is described under “Employment Agreements” above; Mr. Monda did not receive any additional compensation for serving as a Director during fiscal year 2009. All Other Compensation includes $55,895 in Life Insurance premiums and $17,920 in personal usage of a company-leased automobile. Mr. Monda paid the taxes associated with both benefits.

2009 Director Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting(3) ($)
Susan Kropf	0	—	0	—
Gary Loveman	0	—	0	—
Ivan Menezes	0	—	0	—
Irene Miller	0	—	0	—
Keith Monda	0	—	69,860	2,004,390
Michael Murphy	0	—	0	—
Jide Zeitlin	0	—	0	—

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of Coach’s common stock at time of exercise.
(2)	29,907 shares were withheld to cover the taxes related to Mr. Monda’s RSU vesting.
(3)	Amounts reflect the market value of Coach’s common stock on the day the RSUs vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Employment of Family Member of Mr. Monda. Coach employs the daughter-in-law of Keith Monda, a Director, as Senior Manager of Coach Service. Ms. Monda received a base salary of $108,000 during fiscal 2009, with a bonus opportunity and other employment benefits that are standard for Coach’s employees at the Senior Manager level.

Policies and Procedures for Related Person Transactions

Coach has instituted policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Global Business Integrity Program Guide, which is available on our website (www.coach.com) under “Company Information,” requires our Directors and employees to avoid “any situation that creates or appears to create a conflict of interest between personal interests and the interests of Coach.” This prohibition on conflicts of interest under the Code includes any related person transaction unless properly approved.

Under Coach’s Corporate Governance Principles, which are also available on our website (www.coach.com), potential conflicts of interest (including related party transactions) must be reviewed and approved by the following individuals: (1) in the case of a transaction involving a Director of Coach, by the Lead Outside Director and the Chief Executive Officer. If a significant conflict of interest exists and cannot be resolved, the Director will be asked to resign; (2) in the case of a transaction involving the Chief Executive Officer, President, a divisional president or an Executive/Senior Vice President, by the full Board of Directors; and (3) in the case of a transaction involving any other officer of Coach, by the Chief Executive Officer.

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Coach’s executive officers, Directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Coach with copies of all Section 16(a) forms filed by such persons. Based solely on Coach’s review of such forms furnished to Coach and written representations from certain reporting persons, Coach believes that all filing requirements applicable to its executive officers, Directors and more than 10% stockholders were complied with during fiscal year 2009, except that as a result of an inadvertent sale of Coach stock in Mr. Krakoff’s 401(k) and Profit Sharing account, a Form 4 filing was reported late on his behalf.

Communicating With The Board

Coach has adopted a policy which permits stockholders and interested parties to contact the Board of Directors. To report complaints or concerns about Coach’s accounting, internal accounting controls, auditing or legal matters directly to Coach’s Board of Directors and/or Audit Committee, stockholders may call 1-866-262-2461, which is manned by an independent service taking confidential messages on behalf of Coach. Complaints or concerns relating to Coach’s accounting, internal accounting controls or auditing matters will be referred to Coach’s Audit Committee. Other legal or ethical concerns will be referred to the Lead Outside Director of Coach’s Board, who is also the Chair of the GN Committee. The status of all outstanding concerns addressed to the Lead Outside Director or the Audit Committee Chair will be reported to the directors on at least a quarterly basis. Further information on this policy is available to security holders on Coach’s web site, www.coach.com, through the Corporate Governance page.

Stockholder Proposals for the 2010 Annual Meeting

Coach’s Bylaws currently provide that in order for a stockholder to nominate a candidate for election as a Director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice complying with the requirements set forth in our Bylaws generally must be delivered to the Secretary of Coach, at Coach’s principal executive offices, not later than 5:00 p.m., Eastern time, on the 120th day, and not earlier than 5:00 p.m., Eastern time, on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2010 Annual Meeting must be received by the Secretary after 5:00 p.m., Eastern time, on April 28, 2010, and prior to 5:00 p.m., Eastern time, on May 28, 2010. Nominations or proposals should be mailed to Coach, Inc., to the attention of Coach’s Secretary, Todd Kahn, 516 West 34th Street, New York, New York 10001. In addition, if you wish to have your proposal considered for inclusion in Coach’s 2010 proxy statement, we must receive it on or before 5:00 p.m., Eastern time, on May 28, 2010. Coach will consider only proposals meeting the requirements of the applicable federal securities laws, the Commission rules promulgated thereunder and Coach’s Bylaws. A copy of the Bylaws may be obtained from Todd Kahn, Coach’s Secretary, by written request to the same address.

Other Business

Coach’s Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business other than as specified in the notice of the meeting that may properly come before the meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the discretion of the persons voting such proxies.

Coach’s Form 10-K

A copy of Coach’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009, as filed with the Securities and Exchange Commission, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to Coach, to the attention of the Investor Relations Department, 516 West 34th Street, New York, New York 10001. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.coach.com by clicking on “Company Information,” then “Investor Relations” and following the link from our “SEC Filings” page.

Expenses of Solicitation

This solicitation is being made by mail, but may also be made by telephone or in person by Coach’s officers and employees (without additional compensation). Coach will pay the cost of soliciting proxies for the Annual Meeting, including the cost of mailing; these costs are expected to total approximately $350,000. Coach will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

COACH, INC. 516 W. 34TH STREET NEW YORK, NY 10001	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Coach, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17324-P85152-Z50766    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  DETACH AND RETURN THIS PORTION ONLY

COACH, INC. The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors	☐	☐	☐

1. Election of Directors
Nominees:
01) Lew Frankfort 02) Susan Kropf 03) Gary Loveman 04) Ivan Menezes	05) Irene Miller 06) Michael Murphy 07) Jide Zeitlin
Vote on Proposals

The Board of Directors recommends you vote FOR the following proposal, as more particularly described in the Proxy Statement:	For	Against	Abstain
2. To reapprove the performance criteria under the Coach, Inc. 2004 Stock Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal, as more particularly described in the Proxy Statement:
3. To vote on a stockholder proposal.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
NOTE: THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES, “FOR” ITEM 2, AND “AGAINST” ITEM 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE TO EMPLOYEES PARTICIPATING IN THE COACH, INC. SAVINGS AND PROFIT SHARING PLAN:

This proxy card indicates the number of whole shares credited to this account in the Coach, Inc. Savings and Profit Sharing Plan (the “Savings Plan”) as of the close of business on September 8, 2009. These shares will be voted as you instruct if this proxy card is received on or before November 4, 2009 by Broadridge Financial Solutions, which is acting on behalf of Fidelity Management Trust Company, the Trustee of the Savings Plan.

If the Trustee does not receive your voting instructions by November 4, 2009, the Trustee will vote these Savings Plan shares in the same proportion as it votes all other shares in the Savings Plan for which it has received timely voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M17324-P85152-Z50766

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF COACH, INC.

The undersigned hereby appoints Lew Frankfort or Jerry Stritzke, or either of them, with full power of substitution in each of them, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Coach, Inc., a Maryland Corporation (the “Company”), Common Stock which the undersigned is entitled to vote, and, in their discretion, to consider and vote upon such other business as may properly come before the 2009 Annual Meeting of Stockholders of the Company to be held November 5, 2009 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The Meeting will be held at 9:00 a.m. on November 5, 2009 at the Company’s offices, 516 W. 34th Street, New York, NY 10001. The undersigned hereby acknowledges receipt of the notice of the 2009 Annual Meeting of Stockholders and of the accompanying Proxy Statement, each of which is incorporated by reference, and hereby revokes any proxies submitted previously with respect to such meeting.

Please mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Continued and to be marked, dated and signed on the other side